UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

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Texas Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY TEXAS INDUSTRIES, INC. 1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

August [    ], 2009

DEAR SHAREHOLDER:

You are cordially invited to attend our Annual Meeting of Shareholders, to be held at 9:30 a.m. Central Daylight Time, on Thursday, October 22, 2009, at the Crowne Plaza Dallas Market Center, 7050 North Stemmons Freeway, Dallas, Texas 75247.

At this year’s Annual Meeting, you will be asked to elect three directors for three-year terms, to approve the selection of Ernst & Young LLP as our independent auditors, and to act on the shareholder proposals described in the Proxy Statement if properly presented at the annual meeting. The following Notice of Annual Meeting and Proxy Statement describe in detail the formal business to be transacted at the annual meeting.   Our 2009 Annual Report is available with the Proxy Statement.

We have received notice from Shamrock Activist Value Fund, L.P. that it intends to nominate and solicit proxies for an opposition slate of three nominees for election as directors at the annual meeting. We strongly urge you to vote FOR the nominees proposed by the Board: Gordon E. Forward, Keith W. Hughes and Admiral Henry H. Mauz, Jr. You can vote for the Board’s nominees by Internet by following the directions on the BLUE Notice of Internet Availability, by telephone by following the directions on the BLUE proxy card or by signing, dating and returning the BLUE proxy card. We urge you NOT to return any proxy card sent to you by Shamrock. If you vote using a proxy card sent to you by Shamrock, you can subsequently revoke it by using instructions on the BLUE Notice of Internet Availability to vote by Internet, by using instructions on the BLUE proxy card to vote by telephone or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided upon request. Only your last-dated proxy will count. Any proxy may be revoked at any time prior to its exercise at the annual meeting as described in the Proxy Statement.

Your vote is extremely important. If you have questions or require any assistance with voting your shares, please call Morrow & Co., LLC (toll-free) at (800) 449-0910.

We hope you can attend the meeting. If you arrive early, you are invited to have coffee and visit informally with the directors.

Sincerely,

Mel G. Brekhus

President and Chief Executive Officer

TEXAS INDUSTRIES, INC. 1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On October 22, 2009

The annual meeting of shareholders of Texas Industries, Inc. will be held at the Crowne Plaza Dallas Market Center, 7050 North Stemmons Freeway, Dallas, Texas 75247, on Thursday, October 22, 2009, at 9:30 a.m. (CDT) for the purpose of considering and acting on the following matters:

1.	The election of three directors to terms expiring in 2012;

2.	The selection of Ernst & Young LLP as our independent auditors;

3.	A shareholder proposal regarding declassifying the Board of Directors, if properly presented at the meeting;

4.	A shareholder proposal regarding majority vote for directors, if properly presented at the meeting;

5.	A shareholder proposal regarding submitting the shareholder rights agreement to a vote of the shareholders, if properly presented at the meeting; and

6.	Any other business properly brought before the meeting.

Only shareholders of record at the close of business on August 24, 2009, will be entitled to vote at the annual meeting. A list of such shareholders will be open for examination by any shareholder during ordinary business hours for a period of ten days prior to the annual meeting, at our executive offices at 1341 W. Mockingbird Lane, Dallas, Texas 75247-6913.

Shamrock Activist Value Fund has stated its intention to propose three alternate director nominees and three shareholder proposals at the annual meeting.

WE URGE YOU NOT TO VOTE OR SUBMIT ANY PROXY CARD SENT TO YOU BY SHAMROCK OR THEIR AFFILIATES. YOU CAN REVOKE ANY SHAMROCK PROXY CARD YOU MAY HAVE PREVIOUSLY SUBMITTED BY VOTING AND SUBMITTING THE BLUE PROXY CARD OR BY INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE BLUE NOTICE OF INTERNET AVAILABILITY OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE BLUE PROXY CARD.

While we encourage you to attend the annual meeting, please vote your shares as soon as possible to ensure that your vote is recorded promptly. Your vote is important.

By Order of the Board of Directors,

Frederick G. Anderson Secretary

Dallas, Texas

August [    ], 2009

TEXAS INDUSTRIES, INC.

1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

PROXY STATEMENT

PRELIMINARY COPY

PROXY STATEMENT

INFORMATION ABOUT SOLICITATION AND VOTING

In this Proxy Statement, the terms “we”, “our”, “us” and “Company” mean Texas Industries, Inc., a Delaware corporation. The term “annual meeting” means our annual meeting of shareholders to be held on October 22, 2009.

Solicitation

Pursuant to the rules of the Securities and Exchange Commission, or SEC, we have made this Proxy Statement and related proxy materials available to you on the Internet in connection with the solicitation by our Board of Directors of proxies for exercise at our annual meeting. At your request we will deliver printed versions to you by mail. Our proxy materials include this Proxy Statement and our 2009 Annual Report to Shareholders, which includes our audited consolidated financial statements. If you request printed versions of these materials by mail, they will also include a BLUE proxy card for the annual meeting.

We are sending an Important Notice Regarding the Availability of Proxy Materials to our record and beneficial shareholders. The mailing of this Notice of Internet Availability to our shareholders is scheduled to begin on or about August [    ], 2009. The Notice of Internet Availability provides instructions on how to access the proxy materials over the Internet or to request a printed copy. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

The mailing address of our principal executive offices is 1341 W. Mockingbird Lane, Suite 700W, Dallas, TX 75247.

Board Recommendation

We believe that the current Board, with its breadth of relevant and diverse experience, represents the best interests of our shareholders. Furthermore, both our Governance Committee and the Board believe the three directors nominated by the Board have been productive members of the Board who have made meaningful contributions and should be re-elected. The Board unanimously recommends a vote FOR each of the three nominees for director listed below and on the BLUE proxy card.

The Board also recommends that you vote FOR the selection of Ernst & Young LLP as our independent auditors for the fiscal year 2010 audit.

We have received notice from Shamrock Activist Value Fund, L.P. that it intends to nominate and solicit proxies for an opposition slate of three nominees for election as directors at the annual meeting, as well as for three shareholder proposals. The Shamrock nominees have NOT been endorsed by the Board. We are not responsible for the accuracy of any information provided by or relating to Shamrock contained in any proxy solicitation materials disseminated by Shamrock or any other statements that Shamrock may otherwise make. The Board recommends you NOT sign or return any proxy card sent to you by Shamrock. The Board recommends that you vote AGAINST the three Shamrock shareholder proposals.

Shares Outstanding and Quorum

We had [            ] shares of common stock outstanding on August 24, 2009, our record date. Each share is entitled to one vote. The presence at the annual meeting, in person or by proxy, of the holders of a majority of our issued and outstanding common stock is necessary to constitute a quorum to transact business. Proxies marked as abstentions and broker non-votes will be included in the number of shares considered to be present at the meeting for purposes of determining a quorum.

Voting Procedures

If you are a shareholder whose shares are registered in your name (i.e., a shareholder of record), you may vote in person at the meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or will not be attending the meeting, we encourage you to vote by proxy. You can vote by proxy in one of the following ways:

•

Vote by Internet. You can vote via the Internet by following the instructions on your BLUE Notice of Internet Availability. The website address for Internet voting is indicated on the Notice. The deadline for Internet voting is 11:59 p.m., EDT on October 21, 2009. Until that time, Internet voting is available 24 hours a day. If you have Internet access, we encourage you to vote by Internet. It is convenient and saves significant postage and processing costs.

•

Vote by Telephone. You can vote your shares by telephone by calling the toll-free number indicated on your BLUE proxy card. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded.

•

Vote by Mail. If you choose to vote by mail, complete, sign, date and return your BLUE proxy card in the postage-paid envelope provided. If you have not received a BLUE proxy card, follow the instructions on your BLUE Notice of Internet Availability for requesting a paper copy of the proxy materials, including the BLUE proxy card and postage-paid envelope. Please promptly mail your BLUE proxy card to ensure that it is received prior to the annual meeting.

If you hold your shares in “street name,” whether through a bank or broker or other firm, we encourage you to provide voting instructions to the firm that holds your shares. You may do so by carefully following the instructions provided in the BLUE Notice of Internet Availability or the BLUE proxy card that you receive from that firm. If you wish to instead vote in person at the meeting, you must obtain a valid proxy from the firm.

If you hold shares in multiple registrations, or in both registered and street name, you will receive a BLUE proxy card or Notice of Internet Availability for each account. Please sign and date all BLUE proxy cards you receive. If you choose to vote by telephone or Internet, please vote once for each BLUE proxy card or Notice of Internet Availability you receive. Only the latest dated proxy for each account will be voted.

If you complete and submit your proxy by Internet or telephone or on your BLUE proxy card, the persons named as proxy holders will vote the shares represented by your proxy in accordance with your instructions. If you do not provide instructions when you complete your proxy, the persons named as proxy holders on the BLUE proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s full recommendation is set forth in the description of each item in this proxy statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their discretion in accordance with their best judgment.

Shamrock has notified us of its intention to nominate and solicit proxies for three opposition candidates for election as directors at the annual meeting. You may receive proxy solicitation materials from Shamrock, including an opposition proxy statement and proxy card. If you wish to vote pursuant to the recommendation of the Board, you should disregard any proxy card you receive other than the BLUE proxy card. OUR BOARD RECOMMENDS THAT YOU NOT SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY

SHAMROCK, EVEN AS A PROTEST, AS DOING SO MAY INVALIDATE ANY PREVIOUS VOTE YOU MAY HAVE CAST ON THE BLUE PROXY CARD. Withholding authority to vote for Shamrock’s nominees on a proxy card that Shamrock may send you is not the same as voting for the Board’s nominees. If you have previously voted using the Shamrock proxy card, you have every right to change your vote by executing the BLUE proxy card or by voting by telephone or by the Internet by following the instructions above. Only the latest dated proxy you submit will be counted.

Vote Required for Election or Approval

Election of Directors. Directors will be elected by plurality vote. Because of Shamrock’s plans to propose an opposition slate of director nominees, there will be more nominees than available positions. As a result, the three candidates receiving the highest number of “For” votes will be elected. A properly executed proxy marked “Withhold” and broker non-votes with respect to a director nominee will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted for or against the director nominee. As a result, such votes will have no effect on the director election since only votes “For” a nominee will be counted.

Other Matters. For the purpose of the other proposals, the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote will be required for approval. Abstentions will be included in the vote totals and will have the same effect as a negative vote, but broker non-votes will not be included in the vote totals and will have no effect on the vote.

Broker Non-Votes. If you hold your shares in “street name” but do not provide the firm that holds your shares with specific voting instructions, it may vote your shares on routine matters but cannot vote on non-routine matters. At the annual meeting, the election of directors and the vote on the Shamrock shareholder proposals are non-routine matters. Only the vote on the selection of Ernst & Young LLP as our independent auditors is considered a routine matter. Thus, you must give specific instructions for your shares to be voted on the election of directors and the Shamrock shareholder proposals. When a broker votes a client’s shares on some but not all proposals, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the meeting but will not be considered “present” for purposes of voting on a non-routine proposal and will not be counted in determining the number of shares necessary for approval.

Changing Your Vote or Revoking Your Proxy

If you are a shareholder of record, you may change or revoke your proxy at any time prior to the close of the polls by submitting a later-dated vote in person at the meeting, or a later-dated proxy by the Internet, telephone or mail. Please see “Voting Procedures,” above. You may also revoke your proxy by delivering written notice of revocation to our Corporate Secretary prior to the meeting by mail addressed to Corporate Secretary, 1341 W. Mockingbird Lane, Suite 700W, Dallas, TX 75247.

If you hold shares in street name, you must contact the firm that holds your shares to change or revoke any prior voting instructions.

If you have previously signed a proxy card that may have been sent to you by Shamrock, you may change any vote you may have cast in favor of the Shamrock nominees and vote in favor of the Board’s director nominees by submitting a proxy by telephone or Internet, by signing, dating, and returning the a BLUE proxy card in the postage-paid envelope provided or by voting by ballot at the annual meeting. If you hold your shares in “street name,” please contact the firm that holds your shares for instructions on how to change or revoke your vote.

Solicitation Participants, Method and Expenses

In addition to the Company, the participants in the solicitation of proxies pursuant to this proxy statement include our directors named below and Kenneth R. Allen, our Vice President-Finance and Chief Financial Officer. For additional information about each participant, see Appendix A to this proxy statement.

We will pay the cost of solicitation of proxies by our Board of Directors. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. We may solicit proxies from shareholders in person or by telephone, telecopy, mail or email. We request that banks, brokers and other custodians, nominees and fiduciaries send the Notice of Internet Availability and any proxy material to the beneficial owners and secure their voting instructions if necessary. We will reimburse them for their reasonable expenses in so doing. We estimate that the total cost of our solicitation of proxies, excluding costs normally incurred in a solicitation of proxies in an uncontested election of directors and costs represented by salaries and wages of our regular officers, will be approximately $600,000, of which approximately $65,000 has been expended to date.

We have retained Morrow & Co., LLC to assist in the solicitation of proxies. If you have questions or need assistance with voting your shares, please contact Morrow & Co., LLC at the following address:

Morrow & Co., LLC

470 West Ave.

Stamford, CT 06902

(800) 449-0910

txi.info@morrowco.com

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes information concerning all persons known to us to beneficially own 5% or more of our common stock as of May 31, 2009 unless a different date is specified in the notes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
NNS Holding(1)	4,123,939	14.9%
c/o M&C Corporate Services PO Box 309 GT Ugland House South Church Street GeorgeTown, Grand Cayman Cayman Islands

Shamrock Activist Value Fund GP, L.L.C.(2)	2,826,556	10.2%
4444 W. Lakeside Dr. Burbank, CA 91505

Morgan Stanley(3)	2,636,591	9.5%
1585 Broadway New York, NY 10036

Southeastern Asset Management, Inc.(4)	2,620,280	9.5%
6410 Poplar Avenue, Suite 900 Memphis, TN 38119

Barclays Global Fund Advisors(5)	1,623,024	5.9%
400 Howard St. San Francisco, CA 94105

Keeley Asset Management Corp.(6)	1,588,105	5.7%
401 S. LaSalle St. Chicago, IL 60605

(1)	Based on Schedule 13D/A filed on October 15, 2008. Mr. Nassef Sawiris and Mr. Philip Norman are directors of NNS Holding with the power to vote and dispose of the shares held by NNS Holding.
(2)	Based on Schedule 13D/A filed on July 14, 2009 in a joint filing by this beneficial owner and several related parties.
(3)	Based on Schedule 13G/A filed on February 17, 2009. The securities reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley.
(4)	Based on Schedule 13D filed on December 22, 2008. Southeastern Asset Management, Inc. is the investment advisor for Longleaf Partners Small-Cap Fund, the holder of the shares reported.
(5)	Based on Schedule 13G filed on February 5, 2009 in a joint filing by this beneficial owner and several related parties.
(6)	Based on Schedule 13G filed on February 13, 2009.

The following table sets forth as of May 31, 2009, the approximate number of shares of our common stock beneficially owned by each director, nominee for director, and executive officer named in the Summary Compensation Table, and by all of our directors and executive officers as a group.

Name of Beneficial Owner	Company Common Stock
	Beneficially Owned(1)		Percent
Mel G. Brekhus	305,636	(2)	1.0
Eugenio Clariond	50,942		*
Sam Coats	4,600		*
Gordon E. Forward	9,333	(2)	*
Keith W. Hughes	6,500		*
Henry H. Mauz, Jr.	5,500		*
Thomas R. Ransdell	6,504		*
Robert D. Rogers	227,243	(2)	*
Ronald G. Steinhart	4,615		*
Kenneth R. Allen	84,871	(2)	*
Frederick G. Anderson	29,450	(2)	*
William J. Durbin	81,109	(2)	*
J. Lynn Davis	36,571	(2)	*
All directors and executive officers as a group (18 persons)	1,006,835	(2)	3.5

*	Represents less than one percent (1%) of the total number of shares outstanding.
(1)	Unless indicated in a note below, each person has the sole voting and investment authority with respect to the shares set forth in the table.
(2)	This table includes shares of common stock subject to options that are presently exercisable or that became exercisable within 60 days of May 31, 2009, as follows: Mel G. Brekhus—188,243 shares; Gordon E. Forward—1,333 shares; Robert D. Rogers—58,659 shares; Kenneth R. Allen—43,714 shares; Frederick G. Anderson—29,450 shares; William J. Durbin—50,202 shares; J. Lynn Davis—19,452 shares; and all directors and executive officers as a group—477,952 shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide for a Board of Directors of not fewer than three or more than twenty-one directors. The actual number serving at any time is determined by resolution of the Board. The Board has determined that the number of directors currently constituting the full Board is nine.

The bylaws require that the Board be divided into three classes. The classes must be as nearly equal in number as possible. The three classes have staggered terms of three years. The terms of office of three of our directors expire at this annual meeting.

The Board’s nominees for election are Gordon E. Forward, Keith W. Hughes and Henry H. Mauz, Jr., who are standing for re-election. Each nominee has consented to being named in this proxy statement and to serving as a director if elected.

The proxies solicited hereby cannot be voted for a greater number of persons than the three nominees named below. Unless otherwise indicated, all proxies that authorize the persons named therein to vote for the election of directors will be voted for the election of the nominees named below. Directors are elected by plurality vote. If any of the nominees named should not be available for election as a result of unforeseen circumstances, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

Nominees for Director

The following are nominees for election as directors for a term of office expiring at the 2012 annual meeting of shareholders or until their respective successors have been elected and qualified.

Name	Age	Served as Director Since	Proposed Term to Expire
Gordon E. Forward	73	1991	2012
Keith W. Hughes	63	2003	2012
Henry H. Mauz, Jr.	73	2003	2012

Gordon E. Forward, ScD, has been Chairman Emeritus of the United States Business Council for Sustainable Development (non-profit association of businesses whose purpose is to create value-driven sustainable development projects in the U.S.), Austin, Texas, since December 2002. He has also managed private investments since 2001. Dr. Forward has more than 30 years of experience in the steel industry, including as President and Chief Executive Officer of Chaparral Steel Company (at the time, a joint venture or subsidiary of the Company), from 1982 until July 1998. During his tenure with Chaparral, Fortune magazine selected Chaparral one of the ten best managed manufacturing companies in America. New Steel magazine named Dr. Forward the 1997 U.S. Steelmaker of the Year, and in1999 recognized him as one of the10 most influential executives in the U.S. steel industry in the 20th century. He also is an experienced executive in the cement, aggregates and concrete business. While at Chaparral, between 1988 and 1991 he also served as President of the cement, aggregates and concrete division of the Company, a role in which he successfully transformed the culture of the business into one that embraced employee empowerment and responsibility for long-term strategies and results. He was also Vice Chairman of the Board of Directors of the Company from July 1998 until his retirement in May 2000. He is currently a director of Norbord Inc., Toronto, Canada. He is on the Council of Advisors for the Jacobs School of Engineering at the University of California at San Diego, and a former advisor to the Stanford Business School and the Department of Materials Science at the Massachusetts Institute of Technology. Among Dr. Forward’s other awards and honors, he received the President’s Volunteer Service Award from the U.S. Environmental Protection Agency in 2007, and the National Environmental Award from the American Institute of Mining Metallurgical and Petroleum Engineers in 2002 in recognition of his contributions to the field of waste minimization. He is also an elected member of the National Academy of Engineering.

Keith W. Hughes has been a management consultant to domestic and international financial institutions since April 2001. He has over 39 years of experience in the banking and finance industries. He was Vice Chairman and a director of Citigroup Inc. (commercial and investment banking), New York, New York from November 2000 to April 2001, and Chairman and Chief Executive Officer of Associates First Capital Corporation (consumer and commercial finance), Dallas, Texas from February 1995 through November 2000. He has held senior management positions with other banks in San Francisco, Chicago and Minneapolis. He is currently a director of Fidelity National Information Services, Inc. and Pilgrim’s Pride Corporation. He is a former director of Certegy, Inc., Carreker Corporation, Visa U.S.A. and Visa International.

Henry H. Mauz, Jr. is an Admiral U.S. Navy (Ret.). Until his retirement in 1994, he served over 35 years on active duty after graduating from the U.S. Naval Academy. During his naval career, Adm. Mauz served as the Deputy Chief of Staff of the U.S. Pacific Fleet, Commander of the U.S. Seventh Fleet in the Far East, and commander of all naval forces in the Persian Gulf region during Operation Desert Shield. He was also Deputy Chief of Naval Operations for Navy Program Planning, where he was responsible for long range planning as well as the preparation and submission to Congress of the Navy’s budget of over $75 billion. In 1992 he became Commander-in-Chief, U.S. Atlantic Fleet, a capacity in which he commanded over half of the Navy’s operational force, including some 230 ships, 2000 aircraft, 27 bases and 150,000 people, and executed an annual budget of $4.7 billion. Adm. Mauz is Chairman of the Naval Postgraduate School Foundation, Inc. (non-profit organization for enhancement of Naval Postgraduate School) and a director of CoalStar Industries, Inc. He is a former director of Con-way Inc. and a former member of the Advisory Board of Northrop Grumman Ship Systems (shipbuilding).

Your Board of Directors unanimously recommends that you vote FOR all of the nominees listed above.

Continuing Directors

The following directors continue in office after the annual meeting:

Name	Age	Served as Director Since	Term to Expire
Mel G. Brekhus	60	2004	2010
Eugenio Clariond	65	2009	2011
Sam Coats	68	2005	2011
Thomas R. Ransdell	67	2005	2011
Robert D. Rogers	73	1970	2010
Ronald G. Steinhart	69	2007	2010

Mel G. Brekhus has been President and Chief Executive Officer of the Company since June 1, 2004. He has been with the Company for over 20 years, rising through various management positions in the cement, aggregate and concrete business until attaining his current position. Mr. Brekhus has over 37 years of experience in engineering, operating and management roles in the cement industry. He has held positions as technical services engineer, cement plant chemist, cement plant process engineer and plant manager at plants in seven states scattered across the nation before joining the management team of the Company. His professional affiliations include the Portland Cement Association, where he is Past Chairman and presently a Director.

Eugenio Clariond has been Chairman of Verzatec, S.A. (aluminum and plastic construction products), Monterrey, Mexico, since 2004. He was Chairman of the Board and Chief Executive Officer of Grupo IMSA,

S.A. (steel processor, auto parts, aluminum and plastic construction products), Monterrey, Mexico, from 1981 until his retirement in December 2006. He is currently a director of Johnson Controls, Inc., Navistar (International) Corp., Grupo Financiero Banorte S.A., The Mexico Fund Inc. and Mexichem, S.A. Mr. Clariond is Chairman of the Mexican Fund for Nature Conservancy, a founding member and past Vice-Chairman of the World Business Council for Sustainable Development, and Chairman of the United States-Mexico Business Committee of the Mexican Business Council for Foreign Trade. He is also a director of Monterrey Tech, the Center of Studies from the Private Sector for Sustainable Development, and Bat Conservation International. He is on the Advisory Board of the McCombs School of Business at the University of Texas at Austin, the Harte Research Institute for Gulf of Mexico Studies and the Jacobs School of Engineering of the University of California at San Diego.

Sam Coats has been a business and aviation consultant since March 2006. He was President and Chief Executive Officer of Schlotzsky’s, Inc. (fast casual dining restaurants) and S.I. Restructuring, Inc. from June 2004 until March 2006. Schlotzsky’s, Inc. hired Mr. Coats to restructure the company and, as a part thereof, it filed under chapter 11 of the Bankruptcy Code in August 2004. During his career, Mr. Coats has been President and Chief Executive Officer of several companies, including Sammons Travel Group (package tour operator), PROS Revenue Management, Inc. (the world’s leading provider of airline revenue management software systems), and Trinity Texas Corporation (real estate development, quick lubrication centers, oil and gas). Mr. Coats has also served as President of Muse Air Corporation until its acquisition by Southwest Airlines Company, and he has held senior management positions with Southwest Airlines Company, Continental Airlines, Inc., Braniff Airways, Inc. and Texas International Airlines, Inc. He has also practiced law with a major Dallas law firm and served as a member of the Texas legislature. Mr. Coats was a director of Safety-Kleen, Inc. until 2009. Mr. Coats is active in Dallas civic affairs and serves on the boards of a number of non-profit organizations, including North Texas Public Broadcasting, The Plan Fund (a micro lender to clients who have no conventional credit capabilities) and Central Community Development Corporation (a non-profit dedicated to providing affordable housing to low-income clients and permanent housing to the homeless).

Thomas R. Ransdell has managed private investments since July 2004. He has over 37 years of experience in engineering, operating and management roles in the aggregates industry. He served in various management positions with Vulcan Materials Company (largest domestic producer of aggregates) for over 26 years until his retirement in 2004, rising from the position of Vice President/Texas to President of the Southwest Division. During his tenure with Vulcan, he also served as President and Chief Executive Officer of two international joint venture companies, Calizas Industriales del Carmen and Vulica Shipping Company, which marketed high quality limestone products and provided deep water shipping services. He also spent eleven years in various engineering and management positions in the aggregate operations of the Company from 1967 through 1978. His professional affiliations include serving as past Chairman of the National Slag Association and the Texas Aggregate and Concrete Association. He is currently a director of the Cancer Therapy and Research Center Foundation.

Robert D. Rogers has been Chairman of the Board of the Company since October 2004. He was President and Chief Executive Officer of the Company for over 34 years until his retirement from that position on May 31, 2004. Mr. Rogers is a former Chairman of the Federal Reserve Bank of Dallas, Chairman of the Greater Dallas Chamber of Commerce and director of the American Business Conference. He is currently a director of Adams Golf, Inc., and a former director of Con-Way Inc. He is also a director of the National Recreation Foundation and a member of the Executive Board of the SMU Cox School of Business.

Ronald G. Steinhart retired in 2000 as Chairman and Chief Executive Officer of the Commercial Banking Group of Bank One Corporation (commercial banking), a position he had held since 1996. He has over 37 years of experience in the financial services industry. He led a group of investors that established Team Bank (commercial banking) in 1988 and served as its Chairman and Chief Executive Officer until it merged with Bank One Texas in 1992. He was President and Chief Operating Officer of Bank One Texas through 1996. He is also a former President and Chief Operating Officer of InterFirst Corporation (commercial bank holding company), prior to which he teamed with investors to charter or purchase six other banks. He is a current director of Penske

Automotive Group, Inc. and Animal Health International, Inc. and a trustee of the MFS/Compass Group of mutual funds. Mr. Steinhart is an Advisory Board Member of the McCombs School of Business at the University of Texas at Austin. Among the civic positions in which he has served are Chairman of the Board of Trustees of the Teacher Retirement System of Texas, Chairman of the Housing Authority of the City of Dallas, Chairman of the United Way of Metropolitan Dallas, President of the Federal Advisory Council of the Federal Reserve System, Chairman of the Dallas Citizens Council, and Regent of the Lamar University System.

Background of Discussions with Shamrock

We have a long history of regularly and actively communicating with shareholders and potential investors at investor conferences, visits to the Company’s offices and plants, one-on-one meetings in cities throughout the United States, quarterly earnings teleconferences and frequent telephone conversations. At an investor conference in September 2008, Kenneth R. Allen, our Vice President-Finance and Chief Financial Officer, first met with representatives of Shamrock. At Shamrock’s request, a week later we gave Shamrock’s representatives a tour of our cement plant in Midlothian, Texas. Subsequently, after most of the Company’s earnings announcements, Mr. Allen held a telephone conference with Shamrock representatives to review the Company’s results. In July, 2009, at Shamrock’s request, we gave Dennis Johnson, one of Shamrock’s director nominees, and other Shamrock representatives a tour of our Oro Grande, California cement plant.

On November 7, 2008, Mr. Johnson sent a letter to Keith W. Hughes, Chairman of our Governance Committee. In that letter, Mr. Johnson stated that his purpose was to share ideas for improving our corporate governance practices and to request a meeting to discuss them in more detail. Mr. Allen responded in a letter indicating the Company takes corporate governance seriously and was interested in what Shamrock had to say. Mr. Allen further noted that in his view, the decline in price of our shares had been the result of credit and stock market dislocations and the economic downturn and not the result of governance issues. Mr. Allen requested that Mr. Johnson provide the academic research to which he referred in his November 7 letter.

Mr. Johnson subsequently requested a meeting with Mr. Allen, which occurred on January 19, 2009. Mr. Johnson met with Mr. Allen and other Company representatives and proposed the following:

•	eliminating our classified board structure;

•	adopting a majority voting provision for director elections;

•	eliminating all supermajority voting requirements from our certificate of incorporation and bylaws; and

•	eliminating our shareholder rights agreement.

Mr. Johnson also delivered copies of academic papers and reports that he believed supported his position. Mr. Allen, after discussing Mr. Johnson’s proposals, asked whether Shamrock had any concerns with the Company’s operations or strategy. Mr. Johnson responded that Shamrock did not. Mr. Allen then said that Mr. Johnson’s proposals would be reviewed with the Governance Committee.

At a meeting of the Governance Committee attended by all the directors, Shamrock’s proposals, the materials provided by Mr. Johnson and other materials relating to corporate governance issues were reviewed and discussed. At the committee’s request Mr. Allen called Mr. Johnson. Mr. Allen told Mr. Johnson that the committee had thoroughly reviewed his recommendations and materials and other relevant materials, including studies that contradicted the materials provided by Mr. Johnson. He informed Mr. Johnson that the committee had taken no action at that time, but it appreciated Shamrock’s recommendations. Mr. Allen inquired what the next steps should be, and Mr. Johnson replied that we should keep the lines of communication open and the Company should continue its good work.

On June 29, 2009, Shamrock submitted written notice to us of its intent to nominate three individuals for election to our board of directors at the annual meeting and to solicit proxies for their election. Prior to this date

Shamrock had not discussed with us any intention to recommend or nominate director candidates. On July 21, 2009, Shamrock submitted written notice to us of its intent to present the three Shamrock shareholder proposals described below at the annual meeting and to solicit proxies for the approval of these proposals.

We then requested a meeting with Shamrock. On July 29, 2009, Mel G. Brekhus, our President and Chief Executive Officer, and Mr. Allen met with Stanley Gold, Mr. Johnson and other representatives of Shamrock at their offices in Burbank, California. The purpose of the meeting was to give Shamrock a more in-depth understanding of our company and our strategies for meeting the challenges of the current economic and market environment. Mr. Brekhus asked whether Shamrock had any suggestions on what the Company should be doing to improve the operations of the Company that we weren’t already doing. The Shamrock representatives did not respond to the question.

After that meeting, we requested another meeting on August 3, 2009. Mr. Brekhus and Robert D. Rogers, our Chairman of the Board, met with Mr. Gold and Mr. Johnson at Shamrock’s offices. The purpose of the meeting was to understand Shamrock’s objectives and engage in a discussion aimed at identifying any common ground on which to base broader discussions on a potential consensual resolution that would serve the interests of all of our shareholders. To this end, Mr. Rogers advanced the idea of adding to our Board a new director independent of both the Company and Shamrock that would be acceptable to both parties. During the meeting Shamrock did not offer any substantive suggestions about the operations or strategy of the Company. The next day, on August 4, 2009, Shamrock published a letter addressed to our Board of Directors attacking Mr. Rogers personally and mischaracterizing his attitude toward our shareholders and Shamrock’s nominees. We were surprised by the nature of this letter in view of our reaching out to Shamrock and attempting to hold substantive discussions with its representatives. We believe the statements in the letter are unfounded and demonstrate that Shamrock did not share a common purpose of engaging with us in serious business discussions.

BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

Board of Directors

The Board of Directors currently has nine members. In fiscal year 2009, the Board of Directors held seven meetings. Each incumbent director attended more than 75% of all meetings of the Board of Directors and the committees on which he served during fiscal year 2009. We do not have a formal policy regarding director attendance at annual meetings of shareholders, but we encourage each director to attend each annual meeting of shareholders. All directors attended the 2008 annual meeting of shareholders.

The Board of Directors has three standing committees that are described below.

Audit Committee

The audit committee, which met seven times in fiscal year 2009, is currently comprised of Mr. Steinhart (Chair), Mr. Clariond, Mr. Hughes, Mr. Mauz and Mr. Ransdell. In the business judgment of the Board, each of these directors is financially literate. Each of Mr. Steinhart, Mr. Hughes and Mr. Ransdell has been designated by the Board of Directors as an “audit committee financial expert” as defined by the Securities and Exchange Commission, and in the business judgment of the Board, each has the accounting or related financial management experience required of at least one member under the New York Stock Exchange Listed Company Manual.

Mr. Steinhart serves on the audit committees of four public companies. Our Board of Directors has determined that his simultaneous service on these audit committees does not impair his ability to effectively serve on our audit committee.

The committee selects, evaluates and oversees our independent auditors, and provides oversight on matters relating to our corporate accounting, financial reporting, internal control and disclosure practices. In addition, the committee reviews our audited financial statements and quarterly financial statements with management and independent auditors, recommends whether the annual audited financial statements should be included in our Annual Report on Form 10-K and prepares a report to shareholders to be included in this Proxy Statement.

Compensation Committee

The compensation committee, which met four times in fiscal year 2009, is currently comprised of Mr. Coats (Chair), Mr. Forward, Mr. Mauz and Mr. Steinhart. The committee establishes and monitors our overall compensation programs and salaries, reviews the performance of management including the Chief Executive Officer, reviews and approves their salaries and other compensation (except the base compensation of the Chief Executive Officer which must be approved by the independent directors following the recommendation of the compensation committee), and approves our incentive plans. The committee also advises the Board generally with regard to other compensation and employee benefit matters.

Governance Committee

The governance committee, which met four times in fiscal year 2009, is comprised of Mr. Hughes (Chair), Mr. Clariond, Mr. Coats, Mr. Forward and Mr. Ransdell. The committee assists the Board of Directors in identifying individuals qualified to become directors and recommends to the Board the nominees for election as directors at the next annual meeting of shareholders. The committee also assists the Board in determining its committee structure, selection of committee members, developing and implementing our corporate governance guidelines and overseeing the evaluation of the Board of Directors and its committees.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that all directors other than Mr. Brekhus and Mr. Rogers are independent. The Board based its determination on the independence standards described in the Listed Company Manual of the New York Stock Exchange. Mr. Brekhus is our President and Chief Executive Officer. Mr. Rogers retired as our President and Chief Executive Officer on May 31, 2004, and his son, James B. Rogers, is our Vice President-Consumer Products. Even though these directors are not independent, the Board of Directors believes that their wealth of experience and knowledge about the Company contributes greatly to the Board.

Currently, all members of the audit, compensation and governance committees are independent directors.

Executive Sessions and Lead Director

Our non-management directors and independent directors hold executive sessions in accordance with the New York Stock Exchange Listed Company Manual. Our Chairman of the Board presides at executive sessions of the non-management directors. Because our Chairman of the Board is not an independent director, the Board elected Henry H. Mauz, Jr. as lead director to preside at the executive sessions of the independent directors.

Codes of Ethics, Corporate Governance Guidelines and Committee Charters

We have an ethical business conduct policy applicable to our directors, officers and employees. Our Board of Directors has also adopted a code of ethics applicable to our chief executive officer, chief financial officer and other senior accounting officers.

Our Board has adopted corporate governance guidelines and written charters governing the audit, compensation and governance committees.

The ethical business conduct policy, code of ethics, corporate governance guidelines and committee charters are available on our website at http://investorrelations.txi.com/governance.cfm. You may also obtain them in print, free of charge, by making a written request to Investor Relations, Texas Industries, Inc., 1341 W. Mockingbird Lane, Suite 700W, Dallas, Texas 75247.

Director Nominations

Under our corporate governance guidelines and the charter of the governance committee, the governance committee identifies nominees for director from various sources. The governance committee will consider recommendations as to possible director nominees (other than self-recommendations) submitted by shareholders. The committee will consider and evaluate persons recommended by shareholders in the same manner as potential nominees identified by the governance committee and the Board of Directors. Rather than submitting the names of its three nominees to the governance committee for its consideration as contemplated by the corporate governance guidelines, Shamrock utilized a separate procedure provided by the Company’s bylaws for nominating a competing slate of nominees for election as directors. The approach utilized by Shamrock contemplates that Shamrock would prepare its own proxy solicitation materials and would solicit proxies for its own slate of nominees. Accordingly, at this time the committee has not evaluated the nominees named in Shamrock’s notice and its opposing soliciting materials.

In assessing potential director nominees, the committee considers individuals who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other directors and nominees, in collectively serving the long-term interests of the shareholders. All director nominees must possess a reputation for strength of character and sense of ethics, as well as for having inquiring and independent minds. The committee will also consider any present or potential conflicts of interest and the number of potential nominees in relation to the number of directors to be elected. In addition, nominees must also be willing to devote sufficient time and effort in carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time.

Shareholders may nominate persons for election as director. Such nominations must be submitted to the Secretary of the Company at our principal executive offices on or after June 25, 2010 and before the close of business on July 25, 2010. This submission must contain as to each nominee, (i) all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Securities Exchange Act of 1934, as amended; (ii) the written consent of each nominee to serve as a director, if so elected; (iii) a description of all monetary arrangements and other material relationships between the shareholder and the nominee; and (iv) the nominee’s completed questionnaire, representation and agreement required by section 11 of our bylaws. As to the shareholder giving notice and any beneficial owner on whose behalf the nomination is made, the submission must contain (i) the name and address of such shareholder and beneficial owner, (ii) information about ownership and certain other interests in our capital stock; and (iii) certain additional information required by section 8 of our bylaws. The nominations must comply with all requirements of our bylaws.

Communications with Directors

Shareholders and other interested parties may communicate directly with the Board of Directors, the non-management directors or any particular director by sending written correspondence to the attention of the desired person or persons in care of the General Counsel as follows:

•	by letter addressed to Texas Industries, Inc., 1341 W. Mockingbird Lane, Suite 700W, Dallas, Texas 75247, or

•	anonymously by email at txi@openboard.info.

The written communications will be forwarded to the person or persons addressed unless the communications are considered, in the reasonable judgment of the General Counsel, to be inappropriate. Examples of inappropriate communications include customer complaints, solicitations, and communications that do not relate to our business or that relate to improper or irrelevant topics.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is or has been an officer or employee of the Company or its subsidiaries except Gordon E. Forward. He was an officer of the Company at the time of his retirement on June 1, 2000. None of our executive officers served as a member of the compensation committee (or other board committee performing similar functions, or in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on our compensation committee or as our director. None of our executive officers served as a director of another corporation, one of whose executive officers served on our compensation committee.

Related Person Transactions and Other Relationships

Our corporate governance guidelines contain our policies and procedures for review, approval or ratification of related person transactions. The related person transactions to which these policies and procedures apply are those for which disclosures would be required by Item 404 of Regulation S-K of the Securities and Exchange Commission.

If an actual or potential related person transaction arises for a director or executive officer, the director or executive officer must promptly inform the governance committee. A proposed transaction of which the committee has notice may be consummated only after it has been submitted to the committee for consideration and the committee concludes in good faith that it is in, or not inconsistent with, our best interests and those of our shareholders.

If a director or executive officer becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the governance committee. If the transaction is ongoing, the committee will evaluate all reasonable options, including ratification, amendment or termination. If the transaction is completed, the committee will evaluate whether rescission of the transaction is appropriate.

Mr. Robert D. Rogers, our Chairman of the Board, is the father of James B. Rogers, our Vice President-Consumer Products. In fiscal year 2009, we paid Mr. James B. Rogers $214,615 in salary and incentive compensation and granted him 12,000 stock options on the same date and at the same exercise price as other executive officers.

We know of no other reportable related person transaction that occurred since June 1, 2008, the beginning of our last fiscal year.

DIRECTOR COMPENSATION

Directors’ compensation is determined by the Board of Directors after receiving the recommendation of the compensation committee. The compensation committee periodically reviews the compensation of directors. Before recommending any change in compensation of directors, the compensation committee reviews information obtained from the proxy statements of a peer group and published surveys. In fiscal year 2009, the peer group consisted of Eagle Materials, Martin Marietta Materials, Vulcan Materials, U.S. Concrete, Inc., Headwaters, Inc., Ryland Group, Inc., Massey Energy Company, Granite Construction Co., Trinity Industries, Inc., MDU Resources Group and USG Corporation.

Non-employee directors received an annual fee of $40,000 during fiscal year 2009. Due to the impact of the economic recession on our performance and prospects, for fiscal year 2010 the Board of Directors reduced the annual fee by 10% to $36,000. The chairman of the audit committee receives an additional annual fee of $10,000, and other members of the committee receive an additional annual fee of $2,000. The lead director and the chairmen of the compensation and governance committees each receive an additional annual fee of $5,000. Each member of the compensation and governance committees receives an additional annual fee of $1,000.

The Chairman of the Board receives an annual grant of 2,500 restricted shares of common stock and each other non-employee director receives an annual grant of 1,000 restricted shares of common stock. One-third of the restricted shares will vest at the next annual shareholders meeting after the date of grant. Another one-third vests at each of the next two annual shareholders meetings so that 100% of the restricted stock is vested after the third annual shareholders meeting after the date of grant. In addition, all unvested restricted shares will vest upon the death or disability of the director or on the date of an annual shareholders’ meeting at which the director is not re-elected upon the expiration of his term of office. Upon any other termination of a director’s service, any unvested restricted shares will be forfeited and transferred back to the Company.

Pursuant to the Deferred Compensation Plan for Directors, directors may defer all or any part of their annual fees by delivering a written election to defer prior to the year during which he or she wishes to defer receipt of the fees. A director’s deferred account balance is denominated in shares of our common stock by crediting to the account the number of shares of common stock determined by dividing the deferred amount of compensation by the average market price of the common stock for the thirty trading days prior to the first day of the year in which the deferred amount would otherwise be paid. Cash dividends are credited to the account in the form of common stock at a value equal to the fair market value of the stock on the date of payment of the cash dividend. The account balance will be distributed in shares of common stock on the earlier of the date, if any, elected by the director in the written election to defer, and the date on which he ceases to serve as a director.

We will make an annual charitable contribution of up to $10,000 to a charity or charities designated by each non-employee director. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

The following table provides information about the compensation of our non-employee directors for fiscal year 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option and SAR Awards(1) ($)		All Other Compensation(2) ($)	Total ($)
Eugenio Clariond	43,000	6,985	—		—	49,985
Sam Coats	46,000	44,367	—		10,000	100,367
Gordon E. Forward	42,000	45,361	(225,894	)(3)(4)	10,000	(128,533)
Keith W. Hughes	47,000	45,361	(451,788	)(4)	10,000	(349,427)
Henry H. Mauz, Jr.	48,000	45,361	(82,787	)(4)	10,000	20,574
Thomas R. Ransdell	43,000	44,367	—		10,000	97,367
Robert D. Rogers	40,000	112,514	19,570	(3)	10,000	182,084
Ronald G. Steinhart	51,000	42,917	—		10,000	103,917

(1)	The grant date fair value of each equity award computed in accordance with FAS 123R is as follows:

Grantee	Award Date	Fair Value
Mr. Rogers	October 19,2004	$97,850
Mr. Rogers	January 18, 2006	129,263
*	January 18, 2006	51,705
Mr. Rogers	January 17, 2007	175,712
**	January 17, 2007	70,285
Mr. Rogers	January 16, 2008	126,788
**	January 16, 2008	50,715
Mr. Rogers	January 14, 2009	61,600
***	January 14, 2009	24,640

*	Each of Mr. Coats, Forward, Hughes, Mauz and Ransdell received a grant.
**	Each of Mr. Coats, Forward, Hughes, Mauz, Ransdell and Steinhart received a grant.
***	Each of Mr. Clariond, Coats, Forward, Hughes, Mauz, Ransdell and Steinhart received a grant.

The number of shares of stock underlying awards outstanding at May 31, 2009 for each director is as follows:

Name	Restricted Stock Awards	Stock Option Awards	Stock Appreciation Rights Awards
Eugenio Clariond	1,000	—	—
Sam Coats	2,000	—	—
Gordon E. Forward	2,000	1,333	6,666
Keith W. Hughes	2,000	—	13,332
Henry H. Mauz, Jr.	2,000	—	2,666
Thomas R. Ransdell	2,000	—	—
Robert D. Rogers	5,000	6,666	—
Ronald G. Steinhart	2,000	—	—

(2)	In fiscal year 2009, we made $10,000 contributions to charities designated by each director. Such contributions totaled $70,000.
(3)	Stock options were awarded pursuant to our 1993 Stock Option Plan or 2004 Omnibus Equity Compensation Plan.
(4)	SARs were awarded pursuant to our 2003 Stock Appreciation Rights Plan. We are required to report as compensation for the directors the dollar amount recognized by us for financial statement reporting purposes with respect to awards of SARs. As a result of changes in the value of our stock, the fiscal year 2009 compensation of Mr. Forward, Mr. Hughes and Mr. Mauz included a negative amount related to their SARs, which partially reversed the positive amounts related to their SARs included in their reported compensation in previous fiscal years. These amounts do not reflect cash compensation received by them from the exercise of SARs.

COMPENSATION DISCUSSION AND ANALYSIS

In this discussion and analysis, we refer to the compensation committee as the Committee, the President and Chief Executive Officer as the CEO, and the executive officers named in the Summary Compensation Table as the named executives.

Objectives.

The objectives of our management compensation program are to:

•	attract and retain highly qualified and productive individuals on our management team;

•	motivate our management team to achieve annual and long-term financial goals; and

•	align our management team’s interests with the investment interests of our shareholders.

Guiding Principles.

The following principles guide us in seeking to achieve these objectives:

•	we want our officers’ compensation to be competitive in the markets in which we compete for management talent;

•	we want to provide our officers the opportunity to build, over time, financial security;

•	we want a substantial portion of our officers’ total target compensation to be linked to our performance and thus “at risk”;

•	we expect our “at risk” compensation to be paid only when specific goals are achieved; and

•	we expect our officers to own our stock.

Elements of Compensation.

Based on this framework, we provide the following principal elements of compensation for our officers, including the named executives:

•	base salary (i.e., fixed compensation),

•	performance-based incentive compensation (i.e., variable “at risk” compensation), including annual and long-term cash incentives and long-term equity based incentives,

•	retirement and post-employment benefits, and

•	perquisites and other benefits.

Typically over half of our CEO’s target cash compensation is comprised of performance-based variable compensation. Our other named executives’ target variable cash compensation is in a similar, though somewhat lower, range. Since our equity based compensation is currently comprised entirely of stock options, our officers receive equity based variable compensation only if our stock price appreciates after the date the options are granted. We believe that this mix of fixed and variable compensation is an essential part of the design of a compensation program that meets our objectives. It provides the ability to attract, retain and motivate executives by providing predictable fixed income to meet current living requirements and significant variable compensation opportunities for long term wealth accumulation. At the same time, the variable component of compensation motivates executives to achieve results that should enhance shareholder value.

We have used this compensation structure and methodology for many years and believe it continues to allow us to attract, retain and motivate highly qualified and capable executives.

Salary. Salary is our basic element of compensation. It is the building block upon which our variable compensation and our retirement plans are based. Salary provides a stable and fixed level of compensation that is necessary to attract an officer to our management team. It also serves as a retention tool throughout his or her career.

We determine salaries of our officers on an individual basis. We consider subjective factors such as the officer’s role and responsibilities, unique skills, individual performance, future potential and internal pay equity, as well as more objective factors such as compensation survey information and Company performance. Quantitative relative weights are not assigned to the different factors, nor is a mathematical formula followed.

The Committee reviews salaries periodically, normally annually. As a general practice, salaries are adjusted for the CEO upon renewal of his employment contract and for the other named executives bi-annually. Salaries may be adjusted more frequently in unusual circumstances such as a promotion, exceptional individual performance or a change in the Company’s performance and prospects.

In their periodic salary reviews, the Committee and the CEO review the five-year compensation history of each officer, including gains upon the exercise of stock options. They also review compensation survey data to confirm that officers’ salaries and total compensation were competitive and that the differences among officers were in line with market practices. The CEO discusses with the Committee his views on the role, responsibilities, performance and potential of each officer, and he recommends salary increases for the officers. Based on the information reviewed, the subjective information provided by the CEO, the Committee members’ knowledge of the individual officers and the Company’s performance and prospects, the Committee makes subjective decisions in approving the increases.

Neither the CEO nor any of the other named executives were considered for salary increases during fiscal year 2009. Instead, as the economic recession had an increasingly negative impact on our performance and near-term prospects, the CEO volunteered to take a 10% reduction in salary during fiscal year 2010, and the other named executives volunteered to take a 5% reduction. After consideration of the proposal, the Board of Directors accepted it, and also decided to reduce each director’s annual fee by 10% for fiscal year 2010. The reduced annual salaries of the CEO and other named executives are a follows:

Name and Title	Old Salary	New Salary
Mel G. Brekhus, President and CEO	$600,000	$540,000
Kenneth R. Allen, Vice President-Finance and Chief Financial Officer	275,000	261,250
Frederick G. Anderson, Vice President-General Counsel and Secretary	305,000	289,750
William J. Durbin, Vice President-Human Resources	295,000	280,250
J. Lynn Davis, Vice President-Cement	265,000	251,750

Performance-Based Incentives. Our performance-based incentive compensation includes annual and long-term cash incentives and long-term equity based incentives. We believe that these incentives promote our objectives in the following ways:

•	our annual cash incentives encourage teamwork and focus employees’ work on short-term results that are key to our long-term business success;

•	our long-term cash incentives create a focus on our long-term growth and profitability;

•	our equity-based incentives encourage employees to invest in our common stock, which fosters employees’ loyalty and increases their interest in our business and success;

•	all our incentives strengthen our ability to attract, motivate and retain executives with the superior capability required to achieve our business objectives in an intensely competitive environment.

Our annual and long-term cash incentives are paid only when specific goals are achieved. Our equity based incentives (i.e., stock options) are of value only when our common stock price appreciates beyond the price on the date the options are granted.

Cash Incentives. Our annual and long-term cash incentive plans are based on a return on equity objective set in advance for each fiscal year. We use return on equity because it represents a measure that is significant to shareholders, can be readily compared with other companies or industries and is relatively easy to understand and calculate. In determining our objective each year the Committee reviews the long term manufacturing industry average return on equity and the Company’s recent financial results, current financial position and future prospects. Based on this information, the Committee determines an objective that will result in above average return on equity performance. The specific goal is set subjectively at a level the Committee believes will motivate superior performance because it is not easily achieved, but in most years is realistically achievable.

For fiscal year 2009, we established an objective of having an average return on equity that was 25% better than the U.S. manufacturing industry long-term average of 12%. This objective was established after considering all the information described above. Because the information and factors had not appreciably changed during 2009, we will maintain the same objective for fiscal year 2010. While attainment of this goal is unlikely due to the impact of the economic recession, the Committee believed that maintaining the same objective would more closely mirror the interest of our shareholders.

In contrast to salary determinations, an officer’s percentage of participation in our annual and long-term cash incentive plans is based on his or her job level rather than individual performance factors. Our CEO participates at one level in these plans, and our other officers participate at a lower level. We believe that maintaining the same base percentage participation level for all individuals within a job level promotes our objectives by encouraging teamwork and a focus that mirrors the interest of our shareholders.

Based on our financial performance for fiscal year 2009, which was severely impacted by the economic recession, the minimum thresholds were not achieved, and the CEO and the other named executives did not receive any annual or long-term cash incentive payments for fiscal year 2009.

The Committee may adjust the calculation of annual and long-term incentive plan payments in unusual situations. For fiscal year 2009, no unusual situations arose, thus the Committee did not adjust the calculation.

For a summary of the terms of the annual and the long-term incentive plans and the annual and long-term cash incentives earned by each named executive, see Footnote 2 to the Summary Compensation Table below.

Equity Based Incentives. Stock options are our preferred form of equity based compensation for employees, including our named executives. The Committee believes that stock options provide a strong link to Company performance since the recipient receives no value unless the price of our common stock increases after the date the option is granted.

Named executives are eligible for a stock option award on an annual basis, normally at the January meetings of the Committee and the Board. Our officers do not have a role in selecting the grant date. We also use stock options as part of the compensation package offered to new officers. Typically, these options are granted at the next meeting after the date of hire. Occasionally, the options are approved at a meeting prior to the date of hire, but the grant date is then the date of hire. Awards are priced at the closing price on the grant date.

The number of stock options awarded to a named executive is generally determined by dividing his or her base salary by the current stock price and multiplying that result by a multiple between 1.0 and 2.5. In determining the multiple for a named executive, the Committee considers criteria similar to those considered in the determination of the named executive’s salary.

Based on these factors and formulas, the Committee recommended, and the Board approved at its meeting on January 14, 2009, the stock option awards shown in the Grants of Plan Based Awards Table below.

The Committee has no current plans to grant any other type of equity based award to named executives or other employees. However, the Committee has the authority to grant stock appreciation rights, restricted stock and other equity-based awards under our 2004 Omnibus Equity Compensation Plan, or 2004 Equity Plan. From time to time the committee may review whether other types of awards would be appropriate. It may choose to revise its philosophy on equity based compensation in the future.

We monitor the number of stock option and other awards outstanding, the number of shares outstanding and the rate at which awards are granted under the 2004 Equity Plan. Of the 2.5 million shares reserved for issuance pursuant to the plan, at May 31, 2009, 1,259,416 shares have been issued or reserved for issuance pursuant to outstanding awards, and 1,240,584 shares are available for future awards.

Retirement and Post-Employment Arrangements. To attract and retain superior talent on our management team, we believe it is necessary to provide our officers the means to create retirement security. We developed the executive financial security plans for our officers and certain other managers as a cost effective way to provide a competitive level of retirement income. The executive financial security plans are voluntary non-qualified deferred compensation plans that allow participants, including the named executives, to defer a defined portion of their salaries and to receive retirement income at the times and in the amounts defined in the plans. For a summary of the plans, see footnote (3) to the Summary Compensation Table below.

Our named executives also participate in the TXI Retirement Plan, a tax qualified defined contribution plan available to all employees. The named executives participate on the same terms as other employees. We do not provide qualified defined benefit pension plans for any officers.

Perquisites and Other Benefits. We provide the named executives with perquisites that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. In fiscal year 2009, the named executives were provided use of basic-model company automobiles. For automobiles replaced in model year 2009, the basic model provided had a value of $18,600, and an officer must pay for any upgrade above the basic model. We began converting our basic-model automobile program to an automobile expense allowance in fiscal year 2009.

Our named executives participate in other employee benefit plans such as health, life, dental, vision and disability insurance, key employee physical examinations, paid vacation and holiday time, employee assistance program, etc. Except for key employee physical examinations, the named executives participate on the same terms as other employees.

Other Philosophical Elements

Role of Compensation Committee and CEO in Setting Compensation. The Board has authorized the Committee to establish our general compensation policies. The Committee members take part in the Board’s review of the performance of the CEO. The Committee also evaluates the corporate goals and objectives relevant to the CEO’s compensation and the survey information described below. The Committee determines and approves the compensation of the CEO other than his base salary. His base salary must be approved by our independent directors after receiving the recommendation of the Committee.

The CEO reviews the performance of the other named executive’s with the Committee. The Committee approves their salaries and other compensation after receiving the recommendation of the CEO. In so doing, it also considers the general performance of the Company as well as the survey information described below.

The Committee recommends to the Board cash incentive and equity-based compensation plans. The Committee also recommends to the Board incentive goals to be achieved under cash incentive compensation plans. Typically, the Committee makes these recommendations after receiving the recommendation of the CEO. The Committee reviews the results and approves the payments required upon attainment of the goals. Although the Committee has the authority to grant stock options, it typically recommends to the Board the number of stock options to award to the CEO and, after receiving the recommendation of the CEO, the other named executives. The Board then acts on the recommendations.

Use of Survey Information and Consultants. The Committee’s process includes the review of information from published surveys to help assess the competitive market for executive talent. Survey information reviewed during fiscal year 2009 included the 2008 Hewitt Executive Regression survey of 381 companies, the Mercer Human Resources Consulting Executive Survey of 751 companies and the Watson Wyatt Top Management Compensation survey of 827 companies. All officer positions were compared to positions in the Hewitt survey based on sales accountability. We use the other surveys for a limited number of positions to confirm the validity of Hewitt comparisons. Our Human Resources Department compiles the information, which is then presented to the Committee by our Vice President of Human Resources.

The Committee has discontinued the review of the proxy statements of a peer group of companies because consolidation in our industry has decreased the number of public companies to which we are comparable in terms of geography and size.

The Committee typically has not retained compensation consultants to review our compensation structure, but the charter of the Committee authorizes it to retain compensation consultants whenever the Committee believes it appropriate.

Employment Agreements. Our CEO has an employment agreement because our Board believes it is important to evidence the mutual commitment of the Company and the CEO. The agreement is an expression of confidence by the Company and the CEO that is important to many constituencies, including our shareholders, employees, customers and vendors. For a summary of the agreement see “Compensation Tables and Information—Potential Payments Upon Termination or Change in Control—CEO Employment Agreement”.

Our other named executives serve at the will of the Board. We believe that our overall compensation program is a strong retention tool, but consistent with our general philosophy on performance based compensation and employment, we retain discretion as to the terms of any severance arrangement in the event of termination of a named executive’s employment.

Change in Control Arrangements. Our named executives and a small number of other officers have entered into Change in Control Severance Agreements to promote stability and continuity of senior management. The Committee recognizes that the possibility of a change in control exists. Many change in control transactions result in organizational changes, especially at senior levels of management. The resulting uncertainty and questions may result in the departure or distraction of key management personnel to our detriment. The Committee believes that these agreements encourage senior executives to remain employed even though these uncertainties exist, particularly at important times when continued employment may be in doubt. For a summary of the agreements see “Compensation Tables and Information—Potential Payments Upon Termination or Change in Control—Change in Control”.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code makes certain “non-performance based” compensation to the named executives in excess of $1,000,000 non-deductible by the Company. To qualify as “performance-based compensation”, performance goals must be pre-established. Such goals must also be approved by our shareholders before the compensation is paid. In certain situations the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers. However, the Committee generally intends to structure the compensation with its executives to achieve maximum deductibility under Section 162(m) with minimum sacrifices in flexibility and corporate objectives. The Master Performance-Based Incentive Plan described below was designed to comply with the requirements of section 162(m). We expect that annual and long-term incentive payments under that plan will be deductible. In addition, the CEO’s employment agreement requires deferral of certain compensation that would not be deductible by the Company. The long-term incentive plans contain similar provisions.

Stock Ownership Guidelines. We have established stock ownership guidelines for our directors, the CEO, the Executive Vice President, the Corporate Vice Presidents and Staff and Operations Vice Presidents as follows:

Director	5 times annual retainer
CEO	3 times annual salary
Executive Vice President	2 times annual salary
Corporate Vice President	1 times annual salary
Staff or Operations Vice President	.5 times annual salary

These guidelines are to be achieved in a reasonable period of time. The Committee reviews progress toward or achievement of these guidelines annually. If an officer fails to achieve the guideline level of ownership, the Committee may in its discretion decline to grant further stock options to the officer.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Sam Coats, Chairman

Gordon E. Forward, Member

Henry H. Mauz, Jr., Member

Ronald G. Steinhart, Member

COMPENSATION TABLES AND INFORMATION

The following tables and notes provide information about the compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers. These five executive officers are referred to as our named executives.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compen- sation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compen- sation(4) ($)	Total ($)
Mel G. Brekhus,	2009	600,000	—	(3,263,426)	—	315,460	16,823	(2,331,143)
President and Chief Executive Officer	2008	623,077	—	(719,564)	1,549,421	507,858	16,991	1,977,783
	2007	534,615	—	5,181,647	1,833,198	292,638	16,232	7,858,330

Kenneth R. Allen(5),	2009	263,153	(504)	97,678	—	22,615	17,910	400,852
Vice President, Finance and Chief Financial Officer

Richard M. Fowler(6),	2009	118,269	—	—	—	30,869	11,649	248,516
Executive Vice President, Finance and Chief Financial Officer	2008	406,154	—	489,576	580,828	415,124	18,280	1,909,962
	2007	380,000	—	455,582	717,554	255,090	17,158	1,825,384

William J. Durbin,	2009	295,000	—	246,057	—	197,347	17,159	755,563
Vice President of Human Resources	2008	290,000	—	226,537	416,974	245,019	16,836	1,195,366
	2007	270,000	—	199,761	509,841	131,243	16,414	1,127,259

Frederick G. Anderson,	2009	305,000	—	205,357	—	84,416	17,239	612,012
Vice President, General Counsel and Secretary	2008	297,115	—	173,541	429,967	82,007	17,231	999,861
	2007	275,000	—	134,047	473,440	60,107	16,722	959,316

J. Lynn Davis,	2009	260,192	(35,930)	121,043	—	97,849	15,411	458,565
Vice President of Cement	2008	249,231	6,900	128,627	344,826	190,170	16,209	935,963
	2007	234,231	36,750	103,545	448,067	72,309	14,818	909,720

(1)	All awards to named executives are stock option awards other than one award of stock appreciation rights, or SARs, to Mr. Brekhus. Stock options are awarded under our 2004 Omnibus Equity Compensation Plan and become exercisable, or vest, in amounts and at times designated at the time of award. Stock options granted to our named executives vest in annual installments of 20% over a five-year period, subject to acceleration upon the occurrence of certain events such as a change in control. They expire ten years from the grant date. Until the stock options are exercised, participants do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of common stock underlying the stock options.

SARs were awarded to Mr. Brekhus under our 2003 Stock Appreciation Rights Plan. All of the SARs are vested. They expire ten years from the grant date.

We are required to report as compensation for the named executives the dollar amount recognized by us for financial statement reporting purposes with respect to awards of options and SARs. As a result of changes in the value of our stock, Mr. Brekhus’ fiscal year 2009 compensation included a negative amount of $3,634,109 related to his SARs, which partially reversed the positive amount included in his reported compensation in previous fiscal years. These amounts do not reflect cash compensation received by Mr. Brekhus from exercise of SARs.

Assumptions used in determining the value of stock option and stock appreciation rights awards are set forth in Note 6 to the Consolidated Financial Statements in our 2009 Annual Report to Shareholders.

(2)	The amounts in this column are comprised of payments under our annual incentive plan and our long-term incentive plan, as follows:

	Year	Annual Incentive Plan	Long-Term Incentive Plan	Total
Mel G. Brekhus	2009	—	—	—
	2008	$349,421	$1,200,000	$1,549,421
	2007	633,198	1,200,000	1,833,198

Kenneth R. Allen	2009	—	—	—

Richard M. Fowler	2009	—	—	—
	2008	170,828	410,000	580,828
	2007	337,554	380,000	717,554

William J. Durbin	2009	—	—	—
	2008	121,974	295,000	416,974
	2007	239,841	270,000	509,841

Frederick G. Anderson	2009	—	—	—
	2008	124,967	305,000	429,967
	2007	244,282	229,158	473,440

J. Lynn Davis	2009	—	—	—
	2008	104,826	240,000	344,826
	2007	208,067	240,000	448,067

Annual Incentive Plan. During fiscal year 2009, most of our employees participated in incentive plans with performance periods of one year or less. The various plans encourage performance that is relevant to the particular group of employees. In fiscal year 2009, our named executives participated in an annual incentive plan that was based on our consolidated financial performance.

For fiscal year 2009, the Committee established an objective of having an average return on equity that was 25% better than the U. S. manufacturing industry long-term average of 12%. Our annual return on equity objective was translated into return-on-assets goals, which allow employees to more easily track progress toward goal achievement. These goals included minimum and target goals. Our return on assets was then translated into a base award percentage. The base award percentage did not reach the minimum target due to the impact of the economic recession. As a result, the named executives did not receive an annual cash incentive payment

Long-Term Incentive Plan. Our named executives and other officers participated in our long-term incentive plan with a performance period of the three fiscal years ended May 31, 2009. Prior to the beginning of the performance period, the Committee established a minimum performance goal of having a 14% consolidated average return on equity for the performance period. Upon achievement of at least the minimum performance goal, each named executive receives a cash incentive payment. The maximum cash incentive payment is paid if we achieve a consolidated average return on equity of 20% or greater during the performance period. At the minimum goal, the CEO’s incentive payment was set at 100% of his base salary at the time of the award, and the other named executives’ incentive payment was set at 50% of their base salaries. At the maximum goal the CEO’s incentive payment was set at 280% of his base salary, and the other named executives’ maximum incentive payment was set at 140% of their base salaries. We did not achieve the minimum consolidated average return on equity goal for the performance period due to the impact of the economic recession. As a result, the named executives did not receive a long-term cash incentive payment.

Master Performance Based Incentive Plan. In October 2006 our shareholders approved the Master Performance-Based Incentive Plan, or 2006 Master Incentive Plan. It authorizes the Committee to adopt annual and long-term incentive plans that will reward participants if the Company achieves defined performance goals during a specified performance period.

Each annual or long-term incentive plan adopted by the Committee must identify the employees who will participate in the plan, the performance period, the performance goals that must be achieved and the resulting award payments. Total award payments to any covered officer in a fiscal year may not exceed $5.0 million.

To receive an award payment, a participant must be employed on the last day of the performance period, with limited exceptions. Before payment of any awards, the Committee must certify that the performance goals of the applicable incentive plan were achieved.

Annual incentive plan awards are paid in cash. Long-term incentive plan awards are also typically paid in cash. However, the Committee may elect to pay long term incentive awards in any combination of cash, stock or stock equivalents.

The annual incentive plans for fiscal years 2009 and 2010 and the long term incentive plans for the three year periods ending May 31, 2010, 2011 and 2012 were adopted pursuant to the 2006 Master Incentive Plan.

(3)	Represents the increase in fiscal year 2009 in the actuarial present value of accumulated benefits under our executive financial security plans. These are nonqualified plans in which participation is voluntary. The plans require deferral of a portion of a participant’s salary and provide retirement, death and disability benefits to participants. A participant becomes vested after five years of participation, upon death or disability, or in certain circumstances after a change in control. The normal benefits payable to a vested participant at age 65 are:

•	an annual retirement benefit of 45% of covered annual salary payable in equal monthly installments each year for the participant’s life, with a 15-year certain benefit, and

•	a death benefit payable to the participant’s beneficiaries equal to 25% of the participant’s covered annual salary.

Vested participants that are 55 or older may retire early with reduced benefits. For benefits that accrued prior to January 1, 2005, benefits become payable at age 65 and are reduced pro rata based on the reduced time of participation. For benefits that accrued on or after January 1, 2005, benefits become payable immediately upon early retirement, are reduced pro rata based on the reduced time of participation and, with respect to the retirement benefit, are further reduced by an actuarial reduction of .004166 for each month between the participant’s early retirement date and his or her 65th birthday.

If a participant dies while still employed, the beneficiary will receive the greater of (i) 100% of the participant’s covered annual salary for the first year and 50% for each of the next nine years or, if longer, until the participant would have been 65, or (ii) if the participant was eligible for early retirement at the date of death, early retirement benefits. If a participant is disabled for six continuous months, the participant’s salary deferrals are waived but are deemed to have been made for all other purposes.

If the employment of a participant is terminated by us within two years after a change in control or by the participant within one year after a change in control, a participant will be deemed to be fully vested. A participant who has reached age 55 will receive benefits as if he had reached age 65 and retired. A participant who has not reached age 55 will have five years added to his service time for purposes of calculating the benefits payable at age 65. The term “change in control” has the same meaning as in the change in control severance agreements. See “Compensation Tables and Information—Retirement and Post Employment Arrangements—Change in Control Severance Agreements” below.

Participants are subject, with certain limits, to a covenant not to compete for two years after their employment terminates. If a participant breaches this covenant, we may, among other things, suspend or terminate payments under the plan.

Certain participants started participating in the plans when some terms were different from the current plans. In these plans, the retirement benefit at age 65 is a lump sum between 2.5 and 10 times covered annual salary depending primarily upon age at enrollment. Ninety percent of the total benefit is paid in monthly installments after retirement over a period selected by the participant within certain requirements. Ten percent is paid to the participant’s beneficiary upon the participant’s death. These plans also provide for reduced payments if a participant retires early or terminates employment before retirement. Participants in these plans chose whether to convert to the new form of plan. Mr. Brekhus chose not to convert his plan. Mr. Allen and Mr. Davis chose to convert to the new form of plan, and as a result their annual retirement benefit is somewhat higher than 45% of covered annual salary.

New plans became effective January 1, 2005 to comply with new Section 409A of the Internal Revenue Code and to make other changes. The prior plans in effect on December 31, 2004 continue to apply to all benefits vested on that date. The changes in the new plans generally did not change the amount of benefits (except the new plans reduce early retirement benefits and some change in control benefits). The new plans require coordination of benefits with prior plans so there is no duplication of benefits.

(4)	The amount in this column for each executive includes $11,500 contributed by the Company to the TXI Retirement Plan. All our named executives participate in the TXI Retirement Plan, a tax qualified defined contribution plan available to all employees. The named executives participate on the same terms as other employees. The Company provides an annual contribution of:

•	2% of an employee’s base compensation up to the maximum legally allowable amount, which is paid in cash and distributed proportionally among the investments selected by the employee, and

•

a variable matching contribution approved annually by the Committee, which for calendar year 2008 was 50% of an employee’s contributions up to 6% of the employee’s compensation. Half of this contribution is paid in our common stock and half is paid in cash distributed proportionally among the investments selected by the employee.

(5)	Mr. Allen became Vice President, Finance and Chief Financial Officer on August 1, 2008.

(6)	Mr. Fowler retired as Executive Vice President, Finance and Chief Financial Officer on July 31, 2008.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Mel G. Brekhus	4-16-09	(1)	129,600	216,000	(4)
	4-16-09	(2)	540,000	1,080,000	1,512,000
	1-14-09	(3)				35,000	24.61	312,200

Kenneth R. Allen	4-16-09	(1)	47,025	78,375	(4)
	4-16-09	(2)	130,625	261,250	365,750
	1-14-09	(3)				16,000	24.61	142,720
	8-01-08					6,000	48.60	143,700

William J. Durbin	4-16-09	(1)	50,445	84,075	(4)
	4-16-09	(2)	140,125	280,250	392,350
	1-14-09	(3)				17,000	24.61	151,640

Frederick G. Anderson	4-16-09	(1)	52,155	86,925	(4)
	4-16-09	(2)	144,875	289,750	405,650
	1-14-09	(3)				18,000	24.61	160,560

J. Lynn Davis	4-16-09	(1)	45,315	75,525	(4)
	4-16-09	(2)	125,875	251,750	352,450
	1-14-09	(3)				15,000	24.61	133,800

(1)	Awards of participation under our 2010 Annual Incentive Plan.
(2)	Awards of participation under our Long-Term Incentive Plan for the three year period ending May 31, 2012.
(3)	Grants of stock options awarded under our 2004 Omnibus Equity Compensation Plan.
(4)	Under our 2010 Annual Incentive Plan, we do not cap return on asset goals for any of the participants in order to motivate participants to achieve maximum performance.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mel G. Brekhus	22,130	0	31.15267	01/12/10
	22,130	0	22.31553	01/17/11
	21,330	0	27.39372	01/16/12
	34,662	0	18.48626	01/15/13
	45,327	0	16.04468	05/15/13
	106,652	26,663	28.23758	06/01/14
	18,664	4,666	45.86873	01/11/15
	12,000	8,000	51.70500	01/18/16
	8,000	12,000	70.18000	01/17/17
	4,000	16,000	50.63000	01/16/18
	0	35,000	24.61000	01/14/19

Kenneth R. Allen	5,332	0	31.15267	01/12/10
	7,999	0	27.39372	01/16/12
	22,664	0	16.04468	05/15/13
	3,199	800	45.86873	01/11/15
	2,400	1,600	51.70500	01/18/16
	1,360	2,040	70.18000	01/17/17
	760	3,040	50.63000	01/16/18
	0	6,000	48.6000	08/01/18
	0	16,000	24.6100	01/14/19	750	25,523

William J. Durbin	1,722	0	27.39372	01/16/12
	9,998	0	18.48626	01/15/13
	20,710	0	16.04468	05/15/13
	7,572	1,893	45.86873	01/11/15
	5,400	3,600	51.70500	01/18/16
	3,200	4,800	70.18000	01/17/17
	1,600	6,400	50.63000	01/16/18
	0	17,000	24.61000	01/14/19

Frederick G. Anderson	10,664	2,667	38.33396	11/01/14
	7,786	1,946	45.86873	01/11/15
	6,000	4,000	51.70500	01/18/16
	3,200	4,800	70.18000	01/17/17
	1,800	7,200	50.63000	01/16/18
	0	18,000	24.61000	01/14/19

J. Lynn Davis	2,933	0	18.48626	01/15/13
	7,466	0	16.04468	05/15/13
	1,653	827	45.86873	01/11/15
	3,200	3,200	51.70500	01/18/16
	2,800	4,200	70.18000	01/17/17
	1,400	5,600	50.63000	01/16/18
	0	15,000	24.61000	01/14/19

(1)	20% of each option award vests annually beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table contains information about stock options exercised by the named executives in fiscal year 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mel G. Brekhus	53,326	478,822	—	—
Kenneth R. Allen	4,000	30,244	—	—
Richard M. Fowler	—	—	—	—
William J. Durbin	13,432	140,407	—	—
Frederick G. Anderson	0	0	—	—
J. Lynn Davis	0	0	901	31,944

Pension Benefits

The following table contains information about pension benefits of the named executives.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Mel G. Brekhus(3)	Executive Financial Security Plan	19	2,360,442	—
Kenneth R. Allen	Executive Financial Security Plan	17	194,768	—
William J. Durbin(3)	Executive Financial Security Plan	8	1,041,129	—
Frederick G. Anderson	Executive Financial Security Plan	4	328,021	—
J. Lynn Davis(3)	Executive Financial Security Plan	32	701,804	—

(1)	The number of years of service with the Company for each named executive is as follows: Mr. Brekhus—20 years; Mr. Allen—24 years; Mr. Durbin—9 years; Mr. Anderson—4 years; and Mr. Davis—38 years.
(2)	The valuation method and material assumptions applied in quantifying the present value of the current accrued benefit are set forth in Note 7 to Consolidated Financial Statements in our 2009 Annual Report to Shareholders.
(3)	Vested participants who have reached age 55 are eligible for early retirement. Mr. Brekhus, Mr. Durbin and Mr. Davis are eligible. See footnote (3) to the Summary Compensation Table above for a summary of the plan’s early retirement benefit formula.

Potential Payments upon Termination or Change-in-Control

Early Retirement. Under our executive financial security plans, our vested named executives may retire or resign and receive reduced retirement benefits. If each named executive had retired on the last day of our last fiscal year, he would be entitled to receive the following payments:

	Mel G. Brekhus		Kenneth R. Allen		William J. Durbin		Frederick G. Anderson		J. Lynn Davis
Monthly Payments	$25,000	(1)	$3,146	(2)	$9,489	(3)	—	(4)	$9,495	(3)
Death Benefit(5)	403,155		58,293		63,262		—		122,264

(1)	Monthly payments would begin immediately and continue for 145 months.

(2)	Monthly payments would not begin until September 2017. Monthly payments increase to $4,302 when he reaches age 65 in August 2022, and would then continue until the latter of the executive’s death or the receipt of 180 payments by the executive and his beneficiary.
(3)	Monthly payments would begin immediately and continue until the latter of the executive’s death or the receipt of 180 payments by the executive and his beneficiary.
(4)	Mr. Anderson is not vested.
(5)	Paid to beneficiary upon the executive’s death.

CEO Employment Agreement. The term of the CEO’s employment agreement extends until May 31, 2010. The agreement, as amended, provides for a base annual salary of $540,000 in fiscal year 2010, increasing to $600,000 thereafter. The CEO will also participate in our annual and three-year incentive compensation plans. The Board may increase the CEO’s compensation from time to time.

To the extent that Section 162(m) of the Internal Revenue Code would limit our deduction of any portion of the CEO’s base annual compensation and incentive compensation, payment of the nondeductible portion of any incentive compensation, plus interest, shall be deferred until the deductibility of a payment of some or all of such deferred amount will not be limited by Section 162(m).

If the CEO’s service is terminated for a reason other than cause or an event triggering payment under the change in control severance agreement, he will be paid an amount equal to the total compensation earned in the preceding fiscal year plus all incentive payments that had been previously deferred under his agreement. Cause means any action involving willful malfeasance, gross negligence or gross nonfeasance. The CEO is subject to a covenant not to compete for two years after the termination of his employment. However, if the CEO’s employment is terminated following a change in control of the Company, he will not be subject to the non-competition provisions in his employment agreement or his executive financial security plan.

If Mr. Brekhus’ employment had been terminated without cause on the last day of our last fiscal year, he would have received $600,000 plus previously deferred incentive payments equal to $2,620,370 plus accrued interest.

Change in Control. A limited number of our officers, including our named executives, have entered into Change in Control Severance Agreements. These are “double trigger” agreements. No benefits are payable unless there has been both a change in control and the officer’s employment has been terminated within two years after the change in control, either by us without cause or by the officer for good reason.

If benefits are triggered, we will:

•	pay the officer two times his annual base salary and incentive bonuses,

•	pay the excise tax, if any, due by the officer under section 4999 of the Internal Revenue Code, and

•	provide employee benefits for two years.

Also, all then unvested stock options or stock appreciation rights granted to the officer by the Company will become immediately vested and exercisable.

Until a change in control occurs, the term of the agreement is automatically extended for one additional year on each January 1. If a change in control occurs, the agreement will continue in effect for a period of 24 months after the date of the change in control and will then expire.

The agreements define “change in control” as:

•	any person becomes the beneficial owner of our securities representing more than 50% of the combined voting power of our then outstanding securities;

•	continuing directors cease for any reason to constitute a majority of our directors;

•

we merge, consolidate or combine (including an exchange of securities with the security holders of an entity that is a constituent in a transaction) with any other entity, unless our voting securities outstanding immediately prior to the transaction continue to represent at least a majority of the combined voting power of the securities of the Company or the surviving entity;

•	we sell, lease or otherwise dispose of substantially all of our assets; or

•

any other event or circumstance occurs that results in our filing or being required to file a report or proxy statement with the Securities and Exchange Commission disclosing that a change in control has occurred.

The agreements define “good reason” as:

•	a substantial and material adverse alteration in the executive’s responsibilities from those in effect immediately prior to a change in control;

•

a reduction of the executive’s rate of salary or annual or long-term incentive opportunities as in effect prior to the change in control, or a failure to provide employee benefits which, in the aggregate, are not significantly less favorable to the executive than those in effect immediately prior to the change in control;

•	the failure to pay the executive any portion of his or her current or deferred compensation when due;

•

our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement, or any other breach by the Company of a material provision of the agreement or any written employment or other agreement with the executive; or

•

a requirement that the executive be based at an office or location that is more than 35 miles (one-way) from his or her primary office location immediately prior to the change in control, or to travel away from his or her office in the course of discharging his or her responsibilities significantly more than prior to the change in control.

In addition to the change in control severance agreements, the named executives and directors are parties to other agreements that have change in control provisions. Stock option agreements, stock appreciation rights agreements and restricted stock agreements have provisions that accelerate vesting upon the occurrence of a change in control. The term “change in control” has the same meaning as in the change in control severance agreements. Under the executive financial security plans of our named executives who are over age 55, if their employment is terminated by us without cause within two years after a change in control or by them within one year after a change in control, they become fully vested and will begin receiving payments as if they had reached age 65. Under the executive financial security plans of our named executives who are under age 55, five years are added to their credited years of service, but they will not begin to receive payments until they reach age 65.

Each named executive would have been entitled to receive the following if his employment had been terminated by us without cause or by him for good reason on the last day of our last fiscal year and a change in control had occurred in the preceding 24 months:

	Mel G. Brekhus		Kenneth R. Allen		William J. Durbin		Frederick G. Anderson		J. Lynn Davis
Monthly Nonqualified Deferred Compensation	$40,000	(1)	$7,309	(2)	$11,063	(3)	$11,438	(3)	$11,598	(3)
Severance	1,200,000		526,000		590,000		610,000		520,384
Vesting of Stock Options(4)	329,700		150,720		160,140		169,560		141,300
Vesting of SARs(4)	154,443		—		—		—		—
Benefits	28,376		22,212		5,644		31,728		22,444
Excise Tax Reimbursement(5)	—		—		—		—		—

(1)	Monthly payments begin immediately and continue for 102 months.

(2)	Monthly payments begin immediately. Monthly payments increase to $7,953 when he reaches age 65 in August 2022, and continue until the latter of the executive’s death or the receipt of 180 payments by the executive and his beneficiary.
(3)	Monthly payments begin immediately and continue until the latter of the executive’s death or the receipt of 180 payments by the executive and his beneficiary.
(4)	Represents the difference between the closing price of the common stock on May 31, 2009 and the exercise price of all stock options and share appreciation rights whose vesting would be accelerated due to the change in control.
(5)	Estimates are subject to change based on the date of the change in control, the date of termination of the named executive, the interest rates then in effect and any changes of other assumptions used in the calculation.

AUDIT COMMITTEE REPORT

The audit committee of the Board of Directors is responsible for, among other things, reviewing our financial statements with management and the independent auditors. The committee’s role is one of oversight, whereas our management is responsible for preparing our financial statements and the independent auditors are responsible for auditing those financial statements. The Board of Directors has adopted a written charter for the committee. The committee annually reviews and reassesses the adequacy of the charter.

In connection with the fiscal year 2009 audit, the audit committee has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as amended; (iii) received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and discussed with the auditors the auditors’ independence; and (iv) based on the reviews and discussions noted above, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2009 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Ronald G. Steinhart, Chairman

Eugenio Clariond, Member

Keith W. Hughes, Member

Henry H. Mauz, Jr., Member

Thomas R. Ransdell, Member

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and for the reviews of our financial statements included in the quarterly reports on Form 10-Q were approximately 839,289 in fiscal year 2009 and $857,000 in fiscal year 2008.

Audit-Related Fees. The aggregate fees paid for audit-related services rendered by Ernst & Young LLP were approximately 158,440 in fiscal year 2009 and $90,874 in fiscal year 2008. Audit-related services included pension audits and reference services.

Tax Fees. The aggregate fees paid for services rendered by Ernst & Young LLP for tax compliance and tax consulting were approximately $292,666 in fiscal year 2009 and $220,562 in fiscal year 2008.

All Other Fees. There were no other fees paid to, or services rendered by Ernst & Young LLP in fiscal years 2009 and 2008.

In appointing Ernst & Young LLP to serve as independent auditors for the fiscal year ending May 31, 2009, the audit committee considered whether the provision of these non-audit services is compatible with maintaining the independent auditors’ independence.

The audit committee has pre-approved all audit and permissible non-audit services provided by Ernst & Young LLP in fiscal years 2009 and 2008. Prior to the engagement of Ernst & Young LLP to provide audit and permissible non-audit services, the firm provides our Chief Financial Officer with a proposal and fee estimate, which he then communicates to the audit committee before it acts on the request for pre-approval of such services.

PROPOSAL NO. 2

APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the Board of Directors selected Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for fiscal year 2009 and expects to select Ernst & Young LLP to audit its consolidated financial statements for fiscal year 2010. The Board of Directors has determined that it would be desirable to request that the shareholders approve such selection for 2010.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditors for over 50 years. Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Shareholder approval is not required for the selection of Ernst & Young LLP, since the audit committee has the responsibility for selecting auditors. However, the selection is being submitted for approval at the annual meeting. No determination has been made as to what action the audit committee would take if shareholders do not approve the selection.

The affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote will be required to approve the selection of Ernst & Young LLP as independent auditors.

Your Board of Directors unanimously recommends you vote FOR approval of the selection of Ernst & Young LLP as our independent auditors.

PROPOSAL NO. 3

SHAMROCK PROPOSAL REGARDING DECLASSIFYING THE BOARD OF DIRECTORS

Shamrock has notified us that it intends to present a non-binding proposal at the annual meeting requesting that the Board amend our bylaws to declassify the Board of Directors and institute annual elections of all directors. Shamrock’s proposed resolution is included in its proxy statement. Shamrock’s proposal does not specify the effect of the proposal on the unexpired terms of directors elected to the Board at or prior to the annual meeting or whether they expect previously elected directors to be disqualified from completing their terms. The Board believes that this shareholder proposal would not be in the best interest of the company and its shareholders. After thorough consideration, our Board unanimously recommends that you vote AGAINST this proposal.

Since 1976, our bylaws have divided the Board into three classes, which is referred to as a classified or staggered board. Each year shareholders elect one class (approximately one-third of the Board) to serve three year terms.

The Board believes our classified board structure serves the best interests of our shareholders by balancing experience, continuity and stability on the Board. The Board believes that directors who have experience with us and knowledge of our business and strategy are a valuable resource and are better positioned to make fundamental decisions that are in the best interests of the Company and its shareholders. A classified board ensures that, at any given time, a majority of directors have over one year of experience as directors and solid knowledge of our business, except in the unlikely event that multiple directors die, resign or are removed so that less than a majority of directors have over one year of experience. Our Board strongly believes it benefits from such experience and is far better positioned to make strategic decisions and plans that are in the long-term best interests of the Company and its shareholders, a difficult task in light of the current challenges facing the market and the economy.

The Board also believes that our current Board structure allows for measured change. In 2003 we added two new independent directors, in 2005 we added two more new independent directors, in 2007 we added one new independent director and in 2009 we brought back a valued former independent director. These changes are the antithesis of an “entrenched” Board. Our Board believes experienced directors benefit from the new perspectives and viewpoints added by new directors. At the same time, new directors benefit from interaction with directors who have longer experience with our company. If our experienced Board were declassified, it could be entirely replaced in a single election by directors who were unfamiliar with the Company and its business strategies, thus losing the benefits of measured changes such as those experienced by our Board.

Because a classified Board produces more orderly change in the composition of the Board and in the policies and strategies of the Company, the Board believes the Company is better equipped to attract and retain prominent and well-qualified directors who are willing and able to commit the time and resources required to understand fully the Company and its operations. The Board believes that the addition of six independent directors over the last six years bears out this belief. The Board further believes that our classified structure enhances the independence of non-management directors. It provides them with an assured three year term of office rather than just a one year term during which they may be hesitant to challenge management or resist pressure from special interest groups who might have an agenda contrary to the long-term interests of all shareholders.

A classified board structure also restricts opportunistic corporate raiders, focused on short-term gain at the expense of long-term value, from taking rapid control of our company without paying an appropriate premium to all of our shareholders. In the event of a takeover attempt, we believe our classified board structure will encourage a potential bidder to negotiate with the Board on an arms-length basis, and give the Board the time and leverage necessary to evaluate the adequacy and fairness of potential bids, consider alternative proposals and negotiate the best result for all shareholders. A classified board structure also enhances the Board’s ability to resist potentially unfair and abusive takeover tactics, including coercive two-tiered tender offers. This is particularly important in current circumstances where economic and market conditions may prevent a company’s stock price from reflecting its inherent value and in industries such as ours that are cyclical in nature. If the Company’s Board were not classified, a potential acquirer whose nominees receive a plurality of the votes cast at an annual meeting of the shareholders could replace all or a majority of the directors with its own nominees, who could then approve a takeover proposal from that acquirer even if the price did not adequately value the Company.

The Board is active, involved and committed to strong corporate governance, as evidenced by its Corporate Governance Guidelines that focus, among other things, on the independence of our directors and the effective functioning of the Board. Over 75% of our Board is comprised of independent directors, and all of the standing committees of the Board consist entirely of independent directors. Additionally, the Board’s independent directors regularly meet alone in executive sessions at Board meetings. Declassification is not a required component of good corporate governance. In fact, there is no difference in the prevalence of staggered boards between the 15 companies with the best-performing stock in the S&P 500 in 2008 and the 15 companies with the worst-performing stock in the S&P 500 in 2008. All of our directors are required by Delaware law to uphold their fiduciary duties to the Company and its shareholders. The Board believes that a classified board in no way diminishes directors’ responsibilities or their accountability to shareholders. Our view is consistent with the recent testimony of John Coates, a Harvard Law School professor, to the United States Senate, in which he stated that requiring annual director elections is not clearly supported by evidence or theory. As he noted in his testimony, other important institutions such as the Securities Exchange Commission and the Board of Governors of the Federal Reserve Bank are elected or appointed to staggered terms for good reason.

In summary, the Board believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to shareholders. Directors elected to three-year terms are just as accountable to shareholders as directors elected annually, because all directors are required to uphold their fiduciary duties to the company and its shareholders. Overall accountability of the Board is achieved through shareholders’ selection of responsible, experienced, and respected individuals as directors. It is not compromised by the length of a director’s term.

Your Board unanimously believes this Shamrock proposal is not in the best interest of our shareholders.

Your Board of Directors unanimously recommends you vote AGAINST Proposal 3.

PROPOSAL NO. 4

SHAMROCK PROPOSAL REGARDING MAJORITY VOTE FOR DIRECTORS

Shamrock has notified us that it intends to present a second non-binding proposal at the annual meeting requesting that the Board amend our bylaws to provide that in an uncontested election each director must be elected by a majority of the votes cast, and that incumbent directors who fail to receive a majority vote must resign from the Board. Shamrock’s proposed resolution is included in its proxy statement. After thorough consideration, your Board unanimously recommends that you vote AGAINST this proposal.

Our shareholders currently elect our directors by plurality voting. Plurality voting is the standard under Delaware law, the state where the Company is incorporated, in the absence of other specifications. It has long been the accepted standard among large public companies. Consequently, the rules governing plurality voting are well established and understood.

A majority voting standard raises potential complications under current Delaware law and good corporate governance practices. Under a majority voting approach, in the event a director failed to receive a majority of the votes cast in an uncontested election, a “failed election” would occur. However, an incumbent director would still remain in position as a “holdover” director, as no director was elected to fill the director’s position. Under Shamrock’s proposal, such a director would be “required to resign,” which raises a potential conflict between the bylaw and Delaware law if the director refused to resign voluntarily. If the director did resign, the vacant position could be filled by the Board. In addition, it is possible a failed election could adversely affect our ability to comply with the NYSE listing standards requiring us to have a majority of independent directors. Furthermore, the NYSE’s new broker non-vote rule, which prohibits a broker from voting a customer’s shares in a director election when the shareholder customer has provided no direction to the broker, potentially reduces the total number of shares voted for directors. It is difficult to predict the rule’s consequences for companies that have adopted a majority vote standard for uncontested director elections.

Another consequence of the proposal may be to turn annual meetings into expensive and distracting contests. Implementation of this proposal could provide shareholder groups that are indifferent to the long-term interests of our shareholders with the power to promote “vote no” campaigns against the election of one or more of the Board’s director nominees. This could distract our Board and management from their most important job—managing our business. It could also result in the Company employing proactive and costly solicitation strategies to obtain the required votes. This is not a preferred expenditure of our funds.

Moreover, the common characterization of plurality voting, particularly the statement that a director may be elected by a single vote even if a substantial majority of the votes cast are “withheld,” is improbable—especially in light of the company’s past voting results. The company’s shareholders have an excellent history of electing strong and independent directors by plurality voting.

The Governance Committee establishes and maintains stringent director criteria to ensure that the Board is comprised of strong and independent directors. These criteria include the following: (i) demonstrated exceptional ability and judgment, (ii) ability to serve effectively, in conjunction with the other directors and nominees, in the long-term interests of the shareholders, (iii) a reputation for the highest personal and professional ethics, integrity and values, (iv) a lack of any potential conflicts of interest, (v) the willingness to devote sufficient time and effort in carrying out their duties and responsibilities effectively, and (vi) a commitment to serving on the Board for an extended period of time. These same criteria are applied to evaluate candidates recommended by shareholders. The nomination and election process has been instrumental in the construction of a Board that is comprised of highly qualified directors from diverse backgrounds and, with the exception of each of the President and the Chairman, are all independent as defined under NYSE regulations.

The Board is cognizant of recent developments in the area of corporate governance, and believes that it is premature to adopt majority voting in light of the ongoing discussions and debate in this area. Legislators, regulators, the legal community, shareholder advocates, corporate governance experts, public companies and other groups continue to evaluate and debate the benefits, disadvantages and consequences of majority voting and other voting models. At this time, we do not believe that our shareholders’ interests would be best served by adopting such a change before legislative or regulatory efforts in this arena have been clarified.

In summary, the Board believes that the Company and our shareholders are best served by our current system of plurality voting. The current process by which the Governance Committee identifies and recommends director nominees to the Board, and the Board’s strong governance record, serves and protects the interests of our shareholders over the long term. The Board believes this shareholder proposal would not improve the Board’s corporate governance or the selection process for directors, and it could result in failed elections, holdover directors, unforeseen consequences, increased costs (both financial and in terms of management and Board focus) and a lack of director continuity.

Accordingly, your Board unanimously believes this Shamrock proposal is not in the best interest of our shareholders.

Your Board of Directors unanimously recommends you vote AGAINST Proposal 4.

PROPOSAL NO. 5

SHAMROCK PROPOSAL REGARDING SUBMITTING THE

SHAREHOLDER RIGHTS AGREEMENT TO A VOTE OF THE SHAREHOLDERS

Shamrock has notified us that it intends to present a third non-binding proposal at the annual meeting requesting that the Board submit our shareholders rights agreement to a vote of our shareholders and, if a majority of the outstanding voting stock does not vote to ratify the agreement, that the Board redeem all outstanding preferred stock purchase rights issued under the agreement and not thereafter adopt a similar plan unless it is approved by the holders of a majority of our outstanding voting stock. Shamrock’s proposed resolution is included in its proxy statement. After thorough consideration, the Board unanimously recommends that you vote AGAINST this proposal.

The shareholder rights plan was initially adopted in 1986 to protect the Company’s shareholders against abusive takeover tactics and to ensure that each shareholder would be treated fairly in the event of an unsolicited offer to acquire the Company. Since then the Board renewed the rights plan twice, most recently in October 2006. Before making its decision to renew the rights plan, the Board carefully reviewed with its financial and legal advisors the arguments for and against adopting the plan.

The overriding objective in adopting the rights plan was, and continues to be, the preservation and maximization of the Company’s value for all shareholders. The rights plan is intended to strengthen the Board’s ability, in the exercise of its fiduciary duties, to protect shareholders against unfair and abusive tactics such as partial and two-tiered tender offers that do not treat all shareholders fairly and equally, or creeping stock accumulation programs that could allow a purchaser to acquire a controlling interest in the Company without payment of an appropriate premium to the shareholders. These tactics can unfairly pressure and coerce shareholders to sell their shares at less than full value.

We believe that the rights plan encourages potential acquirers to negotiate directly with the Board of Directors. The Board’s ability to seek a higher price or a better alternative on behalf of all shareholders in a takeover contest is significantly greater than the ability of an individual shareholder to achieve such a result. Accordingly, the Board believes that it is in the best position to evaluate and negotiate any potential offer, and to develop alternatives to maximize shareholder value. Without the protection of the rights plan, the Company could lose important bargaining power in negotiating a transaction with a potential acquirer or pursuing other potentially superior alternatives. In the Board’s view, the rights plan thereby preserves value for shareholders in the event of a takeover contest, particularly at times when economic and market conditions or the cyclical nature of our industry may prevent a company’s stock price from reflecting its inherent value.

The Board considered the usual arguments against adopting rights plans, including the arguments that shareholders should have the right to decide what is a fair price for their shares and a rights plan may be used to protect the incumbent directors and management. However, the rights plan is not designed or intended to prevent an unsolicited, non-abusive offer to acquire the Company at a price and on terms that are fair and in the best interests of shareholders. The terms of the rights plan allow the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interest of our shareholders. In fact, the boards of directors of many companies with rights plans in place have redeemed the rights after their directors were satisfied that an offer, as negotiated by them, was in the best interests of their shareholders. In addition, shareholders continue to possess the right to vote on extraordinary transactions, such as mergers, major reorganizations and liquidations, to decide whether to tender their shares if a tender offer is made and to decide how to vote a proxy.

Independent evidence suggests that rights plans enhance value for shareholders. Several studies have validated the economic benefits of shareholder rights plans, which support our Board’s actions concerning our rights plan. A February 2004 Corporate Governance Study commissioned by RiskMetrics Group (formerly Institutional Shareholder Services or ISS) revealed that companies with strong takeover defenses—including shareholder rights plans—achieved higher shareholder returns over three-, five- and ten-year periods; higher return on equity; higher return on sales; and higher net profit margins. These findings are consistent with the conclusion of an October 1988 study by Georgeson & Company and a May 2001 analysis by JPMorgan about shareholder rights plans, which found that rights plans had a favorable impact on shareholder value.

Accordingly, your Board unanimously believes this Shamrock proposal is not in the best interest of our shareholders.

Your Board of Directors unanimously recommends you vote AGAINST Proposal 5.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 generally requires our directors and executive officers and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and 10% owners are required by the SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of copies of such reports furnished to us and written representations of our directors and executive officers indicating that no other reports were required to be filed during the 2009 fiscal year, we believe that all filing requirements applicable to our directors, executive officers and 10% owners were complied with in accordance with Section 16(a).

2010 SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the 2010 annual meeting of shareholders and to be included in our Proxy Statement must be received by the Secretary of the Company at our principal executive offices by the close of business on [                    ], 2010. The proposal must comply with the regulations of the Securities and Exchange Commission regarding the inclusion of shareholder proposals in our Proxy Statement. If you wish to submit a proposal that is not to be included in our 2010 Proxy Statement, your proposal must be received by the Secretary at our principal executive offices by the close of business on [                    ], 2010. The proposal must comply with the additional requirements regarding advance notice of shareholder proposals in our bylaws.

MULTIPLE SHAREHOLDERS SHARING SAME ADDRESS

We have elected to implement the Securities and Exchange Commission’s “householding” rules that permit delivery of only one annual report to shareholders, proxy statement or notice of internet availability of proxy materials, as applicable, to shareholders who share an address unless otherwise requested. If you share an address with another shareholder and have received only one annual report to shareholders, proxy statement or notice of internet availability of proxy materials, as applicable, you may request a separate copy of these materials at no cost to you. If you are a registered holder of shares, you may request a separate copy by calling BNY Mellon Shareowner Services at (800) 454-8620, or by writing to Texas Industries, Inc., c/o BNY Mellon Shareowner Services, P.O. Box 358016, Pittsburgh, PA 15252-8016. If you hold shares in street name, you may request a separate copy by calling Investor Communication Services at (800) 542-1061, or by writing to Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by contacting Investor Communication Services at the above phone number or address.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors was not aware that any matters not referred to in this Proxy Statement would be presented for action at this annual meeting. If any other matters should come before the annual meeting, the persons named in the accompanying proxy will have the discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Frederick G. Anderson

Secretary

APPENDIX A

Participant Information

With respect to the participants in the solicitation by the Board of Directors pursuant to this proxy statement:

•	The business address of each participant is 1341 W. Mockingbird Lane, Suite 700W, Dallas, TX 75247;

•

Each director’s principal occupation or employment and the name, principal business and address of the corporation or other organization in which such employment is carried on is set forth in the proxy statement;

•	Kenneth R. Allen’s principal employment is as Vice President-Finance and Chief Financial Officer of the Company at the business address shown above;

•	No participant has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) during the past ten years;

•	The amount of each class of securities of the Company which each participant owns beneficially, directly or indirectly, is set forth in the proxy statement;

•	No participant owns any securities of the Company which are owned of record but not beneficially;

•	The following table shows certain information with respect to all securities of the Company bought or sold by each participant during the last two years:

Name of Participant	Date	Shares Purchased*		Shares Sold
Allen, Kenneth R.	1-10-08	4,932	**
	1-12-09	963
Brekhus, Mel G.	1-9-08	11,865
	7-14-08	33,329
	1-13-09	19,997
Clariond, Eugenio	1-14-09	1,000
Coats, Sam	1-16-08	1,000
	1-14-09	1,000
Forward, Gordon E.	1-16-08	1,000
	1-14-09	1,000
Hughes, Keith W.	1-16-08	1,000
	1-14-09	1,000
Mauz, Henry H., Jr.	1-16-08	1,000
	1-14-09	1,000
Ransdell, Thomas R.	1-16-08	1,000
	1-14-09	1,000
Rogers, Robert D.	1-10-08	15,116
	1-16-08	2,500
	1-12-09	3,826
	1-14-09	2,500
	2-5-09			14,000
Steinhart, Ronald G.	1-16-08	1,000
	1-14-09	1,000

*	All shares shown in this column were acquired upon exercise of stock options or the issuance of restricted stock granted pursuant to the Company’s standard compensation arrangements for officers and directors.

**	Shares were purchased using a margin loan in a brokerage margin account. No balance remains outstanding.

•

No participant is, or within the past year was, a party to any contract, arrangement or understanding with any persons with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, divisions of losses or profits, or the giving or withholding of proxies, other than standard compensation arrangements between the Company and its directors and officers and disclosed in the proxy statement;

•	No associate of any participant owns beneficially, directly or indirectly, any securities of the Company;

•	No participant beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company;

•

No participant or, to such participant’s knowledge, any associate thereof was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is a party, in which the amount involved exceeds $120,000, except as disclosed in the proxy statement; and

•

No participant in this solicitation or any associate thereof has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, except Mr. Brekhus’ and Mr. Allen’s arrangements with respect to their employment as officers of the Company that are disclosed in the proxy statement.

TEXAS INDUSTRIES, INC. 1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

90620 Texas Industries — Proxy Card Proof 3a — 08/07/09 — 14:52

PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to: 212-709-3287

SIGNATURE: DATE: TIME:

00000

FOLD AND DETACH HERE

PRELIMINARY COPY

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

OR

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card

and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the

named proxies to vote your shares in the same

manner as if you marked, signed and returned

your proxy card.

INTERNET

http://www.proxyvoting.com/txi

Use the Internet to vote your proxy.

Have your proxy card in hand when

you access the web site.

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote

your proxy. Have your proxy card in

hand when you call.

TEXAS INDUSTRIES, INC.

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please mark your votes as

indicated in this example X

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED

“FOR” THE LISTED NOMINEES AND PROPOSAL 2 AND “AGAINST” PROPOSALS 3, 4 AND 5.

FOR

ALL

Nominees:

WITHHOLD

FOR ALL

*EXCEPTIONS

FOR AGAINST ABSTAIN

1. To elect three directors to terms

expiring in 2012.

01 Gordon E. Forward

02 Keith W. Hughes

03 Henry H. Mauz, Jr.

(INSTRUCTIONS: To withhold authority to vote for any

individual nominee, mark the “Exceptions” box above and

write that nominee’s name in the space provided below.)

*Exceptions

2. To approve the selection of Ernst & Young LLP as our

independent auditors.

Mark Here for

Address Change

or Comments

SEE REVERSE

I PLAN TO ATTEND

THIS MEETING

3. To consider a shareholder proposal regarding

declassifying the Board of Directors.

4. To consider a shareholder proposal regarding majority

vote for directors.

5. To consider a shareholder proposal regarding submitting

the shareholder rights agreement to a vote of the

shareholders.

6. In their discretion, upon any other business that may properly come before the

Annual Meeting or any adjournment thereof.

k155839:90620 Texas Industries PC 3a 8/7/09 2:52 PM Page 1

90620 Texas Industries — Proxy Card Proof 3a — 08/07/09 — 14:52

00000

You can now access your Texas Industries, Inc. account online.

Access your Texas Industries, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Texas Industries, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/txi

PROXY

TEXAS INDUSTRIES, INC.

Annual Meeting of Shareholders – October 22, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Sam Coats, Mel G. Brekhus and Robert D. Rogers, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-infact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of

Texas Industries, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion,

to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on Thursday, October 22, 2009 at 9:30 A.M. at the Crowne Plaza Dallas

Market Center, 7050 North Stemmons Freeway, Dallas, Texas 75247 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX XXXX

SOUTH HACKENSACK, NJ 07606-XXXX

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

FOLD AND DETACH HERE

(Continued and to be marked, dated and signed, on the other side)

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